     As filed with the Securities and Exchange Commission on March 10, 2000

                                                         Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             EXCELERGY CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                     7371                   04-3429277
     (State or other
     jurisdiction of
     incorporation or
      organization)
            (Primary Standard Industrial Classification Code Number)
                                                          (I.R.S. Employer
                                                       Identification Number)

                               ----------------

                             Excelergy Corporation
                               3 Cambridge Center
                         Cambridge, Massachusetts 02142
                                 (617) 452-1600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                Cary G. Bullock
                President, Chief Executive Officer and Chairman
                             Excelergy Corporation
                               3 Cambridge Center
                         Cambridge, Massachusetts 02142
                                 (617) 452-1600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

            Mark H. Burnett                        William C. Rogers
    Testa, Hurwitz & Thibeault, LLP              Choate, Hall & Stewart
            125 High Street                         53 State Street
      Boston, Massachusetts 02110             Boston, Massachusetts 02109
             (617) 248-7000                          (617) 248-5000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 Proposed maximum
             Title of each class of                  aggregate        Amount of
          Securities to be registered            offering price(1) registration fee
-----------------------------------------------------------------------------------
Common Stock, $.01 par value....................    $86,250,000        $22,770
-----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

                               ----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities nor does it seek offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 10, 2000

                              [LOGO OF EXCELERGY]

--------------------------------------------------------------------------------

       Shares
 Common Stock

--------------------------------------------------------------------------------

 This is the initial public offering of Excelergy Corporation. We are offering shares of common stock. We anticipate that the initial public offering
 price will be between $    and $    per share.

 We have applied for listing on the Nasdaq National Market under the symbol "XCEL."

 Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 5.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Underwriting  Proceeds, before
              Price to Discounts and   expenses, to
               Public   Commissions     Excelergy
              -------- ------------- ----------------
   Per Share    $          $               $
   Total        $          $               $

 We have granted the underwriters the right to purchase up to     additional
 shares of our common stock to cover over-allotments.

 Deutsche Banc Alex. Brown                                   Robertson Stephens

                             Dain Rauscher Wessels

 The date of this prospectus is    , 2000

[Across the inside front cover there is a teal title bar that reads "Excelergy is at the center of two forces of change." Underneath this bar are two overlapping ovals, a blue oval on the left and a yellow oval on the right with the intersecting section in green. Above the blue oval on the left is the word "Internet." Over the yellow oval on the right are the words "Energy Deregulation." Within the overlapping section of the two ovals is the world "Excelergy." Beneath the two overlapping ovals reads "The widespread adoption of the Internet as a platform for business-to-business e-commerce has created new opportunities for business communications and collaboration. Deregulation in the energy industry is creating a complex, competitive business environment with new market participants, relationships and interactions. Excelergy offers an end-to-end suite of Internet-enabled solutions and services that allow retail energy companies to become networked e-businesses."

The inside front cover gatefold depicts a triangular image. The upper point of the triangle is an image of a computer with the words "End-user" above it. The computer is labeled "e-ChoiceNet." To the right of the computer image there is a figure of a person. Connecting the computer image at the top point of the triangle to the image at the lower right point of the triangle is a yellow double-headed arrow with repeating numbers "101010." The lower right point of the triangle is a blue cube with the words "Distribution Company" above it. The cube is labeled "ABP/Legacy." To the right of the cube is a figure of two people labeled "End user." To the left of the cube is a short yellow arrow pointing left to a thin box which is labeled "eXACT." Coming out of this thin box is another yellow double-headed arrow with repeating data numbers "101010" on it. This arrow connects to the third, lower left point of the triangle which is labeled "Energy Marketers." The yellow arrow touches another thin box labeled "eXACT." To the left of the thin box labeled "eXACT" there is a short yellow right-arrow coming from another blue cube that is labeled "ABP/Legacy." On the bottom left side of the box are figures of two people labeled "End-user." Another yellow double-headed arrow with the repeating data numbers "101010" connects this point back to the computer image at the top of the triangle.

Along the outside of the triangle graphic are product highlights and text. Starting from the upper right hand corner of the page going counter-clockwise is the "Excelergy" logo. Beneath the logo reads the text "We offer leading business-to-business transaction management, customer relationship management and e-commerce solutions for the deregulating energy industry." In the upper left hand corner of the page there is the word "e-ChoiceNet(SM)." Beneath the label reads "Solutions that enable retail energy companies to establish privately branded Internet portals that let end users conduct online auctions to select their energy providers and access pricing and service information." To the right of the label and text, there are two overlapping screen shots of the product e-ChoiceNet. On the bottom left hand corner of the page there is the word "Excelergy ABP(TM) 3000." Beneath the label, the text reads "A scalable, flexible customer relationship management and billing system for retail energy companies." To the right of the label are two overlapping screen shots of the Excelergy ABP(TM) 3000. On the bottom right hand corner of the page there is the word "Excelergy eXACT(TM)." Beneath the label reads "Business-to-business transaction management solutions that enable our customers to manage and exchange data electronically." To the left of the label is a screen shot of eXACT.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                                   Excelergy

   We offer leading business-to-business transaction management, customer relationship management and e-commerce solutions for the deregulating retail energy industry. Leveraging our extensive industry expertise, we have designed an end-to-end suite of Internet-enabled solutions and services that allow retail energy companies to capitalize on opportunities arising from the convergence of energy market deregulation and the Internet.

   The retail energy industry is well-positioned to benefit from new Internet-based technology solutions. According to The Edison Electric Institute and the American Gas Association, the electric power and natural gas energy industries in the United States generated 1998 retail revenues of approximately $265 billion, making it one of the largest markets in the country. Deregulation of the retail energy market is creating a complex, competitive business environment with new participants, relationships and interactions. In this new environment, complex information, including enrollment, historical usage and monthly consumption, billing and payment information, which previously had been processed within a single entity, must now be coordinated and communicated among several companies, each with different types of information systems and data exchange capabilities. These companies also need to provide end users, particularly commercial and industrial end users, with a broad range of value-added services, including consolidated invoices covering multiple products, services and sites, real-time access to energy usage information and online bill presentment.

   Retail energy companies are seeking cost-effective information technology solutions that enable them to better manage their complex business-to-business interactions, while improving their ability to attract, service and retain end users. By using Internet-enabled solutions tailored to address their specific needs, these companies can enter a market more quickly, regardless of their size, location, function or existing technology. Further, the Internet can serve as a key component of their customer acquisition and retention strategies because of its easy accessibility, wide reach and flexibility. The Internet also facilitates consumer choice through the creation of centralized marketplaces where retail energy end users can choose among competing suppliers offering different products and services.

   Our current product offerings consist of:

  . Excelergy ABP 3000--a scalable, flexible customer relationship management and billing system for retail energy companies;

  . Excelergy eXACT--business-to-business transaction management solutions that enable our customers to manage and exchange data electronically; and

  . e-ChoiceNet--solutions that enable retail energy companies to establish privately branded Internet portals that let end users conduct online auctions to select their energy providers and access pricing and service information.

In addition, we provide consulting and implementation services to configure our software to meet a customer's particular business needs and information system requirements. Further, we are creating a centralized, business-to-business web site, or e-hub, where retail energy companies can exchange information using our eXACT transaction management solutions. We are enhancing our product offerings to integrate seamlessly with this e-hub, creating a powerful technology platform for the deregulating retail energy industry.

   Key benefits of our product offerings include:

  . streamlined communication flow among retail energy market participants, which lowers transaction costs and increases customer satisfaction;

  . open architecture that uses eXtensible Mark-up Language, or XML, and standard application programming interfaces, is easily configurable, and integrates with legacy and other enterprise systems;

  . business processes automation, which replaces a broad range of manual and labor-intensive tasks, allowing companies to respond more quickly to changing market conditions, while lowering their operating costs;

  . a versatile and scalable customer relationship management system that provides Internet enrollment, flexible billing and other value-added capabilities, which enhances our customers' ability to acquire, service and retain end users; and

  . a foundation for establishing industry-wide standards for electronic business transactions and communications among retail energy companies.

   Our objective is to provide the leading business-to-business e-commerce platform for the deregulating retail energy industry. We intend to achieve market leadership by providing the most comprehensive suite of cost-effective, end-to-end solutions that retail energy companies need to compete in the emerging, competitive retail energy market. The key elements of our strategy are to:

  . expand our solutions into a comprehensive, business-to-business platform that will integrate seamlessly with our retail energy market e-hub;

  . create a network effect by attracting the largest retail energy companies to our platform;

  . utilize transaction-based pricing to accelerate market penetration and develop recurring revenue streams;

  . build strong product and integration alliances;

  . continue efforts to establish energy industry standards; and

  . expand our international presence.

   We began marketing our products in 1998. Our customers include Allegheny Power Services Corporation, BP Amoco, Boston Gas, Computer Sciences Corporation, Constellation Energy Group, First Energy Services Corporation and Niagara Mohawk.

   We were originally organized in February 1998 as a Massachusetts limited liability company under the name of Customer Care Solutions, LLC. In July 1998, we merged into a newly formed Massachusetts corporation, which changed its name to Customer Care Solutions, Inc. In April 1999, we changed our name to Excelergy Corporation. We reincorporated in Delaware on December 30, 1999. Our principal executive offices are located at 3 Cambridge Center, Cambridge, Massachusetts 02142, and our telephone number is (617) 452-1600. Our corporate web site is located at www.excelergy.com. The information contained in our web site is not made a part of this prospectus.

                                  The Offering

 Common stock offered by Excelergy............       shares
 Common stock to be outstanding after this
  offering....................................       shares
 Use of proceeds..............................  For general corporate purposes, including working capital, as
                                                well as potential acquisitions
                                                of, or investments in,
                                                complementary businesses or
                                                technologies
 Proposed Nasdaq National Market symbol.......  XCEL

   The number of shares of common stock to be outstanding after this offering is based on the shares outstanding as of March 1, 2000 and excludes:

  .     shares of common stock reserved for issuance under our 1998 stock
    plan, of which     shares were subject to outstanding options with a
    weighted average exercise price of $     per share;

  .     shares of common stock reserved for issuance under our 2000 employee stock purchase plan; and

  .     shares of common stock issuable upon exercise of an outstanding
    warrant with an exercise price of $   per share.

                             Summary Financial Data
                     (in thousands, except per share data)

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The pro forma balance sheet data gives effect to the issuance of our Series C convertible preferred stock in February 2000 as if it occurred on December 31, 1999. The pro forma as adjusted balance sheet also gives effect to the conversion of all outstanding redeemable convertible preferred stock into common stock upon the closing of this offering and the
sale of    shares of common stock offered by us at an assumed initial public
offering price of $    (the midpoint of the range set forth on the cover page
of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                  For the period
                                                  from inception
                                                (February 8, 1998)  Year Ended
                                                 to December 31,   December 31,
                                                       1998            1999
                                                ------------------ ------------
Statement of Operations Data:
Revenue:
 License.......................................       $ --           $  1,113
 Service.......................................         982             3,044
                                                      -----          --------
  Total revenue................................         982             4,157
                                                      -----          --------
Gross margin...................................         438             2,777
                                                      -----          --------
Loss from operations...........................        (855)          (12,479)
                                                      -----          --------
Net loss.......................................        (862)          (12,131)
                                                      -----          --------
Net loss attributable to common stockholders...       $(862)         $(16,107)
                                                      =====          ========
Basic and diluted net loss per share...........       $(.20)         $  (2.76)
                                                      =====          ========
Weighted average shares of common stock
 outstanding used in computing basic and
 diluted net loss per share....................       4,237             5,830
Pro forma as adjusted basic and diluted net
 loss per share (unaudited) ...................                      $  (1.07)
Weighted average shares of common stock
 outstanding used in computing pro forma as
 adjusted basic and diluted net loss per share
 (unaudited)...................................                        11,342

                                             December 31, 1999
                                       ------------------------------
                                                           Pro Forma
                                       Actual   Pro Forma As Adjusted
                                       -------  --------- -----------
Balance Sheet Data:
 Cash and cash equivalents ........... $18,835    41,885
 Working capital......................  12,064    35,114
 Total assets.........................  22,949    45,999
 Long-term debt (including current
  portion)............................   1,427     1,427
 Redeemable convertible preferred
  stock...............................  28,547    51,597
 Total stockholders' equity
  (deficit)........................... (14,822)  (14,822)

                                ----------------

   Unless otherwise indicated, all information in this prospectus assumes:

  . that the underwriters have not exercised their option to purchase additional shares;

  . all stock splits effected prior to the date of this prospectus;

  . conversion of all shares of our preferred stock into shares of our common stock upon completion of this offering; and

  . the effectiveness of our amended and restated certificate of incorporation to be filed after completion of this offering.

   Excelergy(TM), the Excelergy logo, Excelergy ABP(TM), Excelergy eXACT(TM), e-ChoiceNet(TM) and Exceleration(TM) are trademarks of Excelergy. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus before you decide to buy our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, and you could lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

Our extremely limited operating history makes it difficult to evaluate our business and prospects.

   We commenced operations in February 1998 and only recently began to market and sell our products and services. We licensed our first software product in March 1998. In addition, we have begun offering new software products and are planning to introduce additional products. Accordingly, you have limited information about us with which to evaluate our business, strategies, performance and prospects, or an investment in our common stock. Before buying our common stock, you should consider the risks, uncertainties and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as those whose business depends on the Internet.

Our success is dependent on the pace, extent and manner of deregulation of the retail energy industry.

   We derive all of our revenue from licensing our software and providing services to retail energy companies positioning for deregulation. The retail energy market is undergoing deregulation on a state-by-state basis and we cannot assure you that any other states will enact deregulation legislation. If additional states do not deregulate the retail energy industry, or if the states which have enacted deregulation legislation slow the implementation of deregulation or repeal this legislation, our business, prospects and financial condition would be seriously harmed. The pace, extent and manner of deregulation, and the evolution of competitive retail energy markets, could be impacted by a number of factors, including the following:

  . changes to the political climate, which currently favors deregulation, as a result of interruptions of service, significant, rapid price increases and other factors which may be viewed as the result of deregulation or the lack of regulatory control;

  . implementation of regulations that do not encourage the development of competitive energy markets;

  . development of competitive wholesale markets, which is essential for competitive retail energy markets to develop; and

  . the speed with which energy marketers emerge in a region to compete in the retail energy market.

Our success is dependent on the emergence and success of retail energy companies.

   The principal potential customers for our software products and services are retail energy companies that compete in various deregulated or deregulating retail energy markets. Energy marketers are new participants in the industry created by deregulation. If energy marketers do not emerge to compete with distribution companies in these markets or are not successful, the market for our products and services, and our business and prospects, may be materially harmed. The roles these retail energy companies play in the market are new and evolving. Demand for energy marketers' services may not develop, and their businesses may not be viable or profitable enough to survive. Further, actions by existing utilities may impede energy marketers from establishing themselves in the market. The terms of deregulation may also impose costs on the retail energy marketplace and its participants, such as the recovery of historical costs, which may impede or prevent the development of a competitive retail energy market. Similarly, the failure of a competitive wholesale market for energy to develop in a region may impede or prevent the development of a competitive retail energy market in that region. Any consolidation, or other decrease in the number of retail energy companies could also reduce the number of potential customers for our products and services or increase pressure on the pricing of our products and services.

Our business model and strategy are unproven and may not be successful.

   We do not know whether our business model and strategy will be successful. We are developing and offering Internet-based software solutions tailored to address the needs of the retail energy industry, which is undergoing fundamental changes resulting from deregulation. The Internet is not currently being widely used, and may not emerge or develop, as a platform for conducting business in the retail energy industry. In addition, we are beginning to license our products for prices based, at least in part, on the number of meters serviced or transactions processed by our customers with our software. Certain of our customers have licensed our products on this basis. We previously only licensed our products for a one-time, perpetual license fee, with maintenance and support available for additional fees. Our new transaction-based pricing model may not be attractive to our current or prospective customers. If the assumptions underlying our business model and strategy are not valid, or if we are unable to implement our business plan to achieve the predicted level of market penetration or to obtain the desired level of pricing of our products and services for sustained periods, our business, prospects, financial condition and results of operations could be seriously harmed.

We have incurred losses and have experienced negative operating cash flow to date and expect our losses and negative operating cash flow to continue.

   As of December 31, 1999, we had an accumulated deficit of approximately $13.0 million. In pursuing our current business, we have incurred significant losses and experienced negative operating cash flow for each month since our formation. If our revenue does not grow as we expect, or if our operating expenses exceed our plans and cannot be adjusted in a timely manner, our business, prospects, financial condition and results of operations will be materially adversely affected. We cannot be certain if or when we will be profitable or if or when we will generate positive operating cash flow. We intend to continue to invest in research and development to enhance our current products and develop future products. We also plan to continue to expand our sales and marketing activities and to hire additional people throughout our company to support our growing business. As a result, we will need to increase our revenues significantly to achieve profitability. Because we expect to continue to invest in our business ahead of anticipated future revenues, we expect that we will continue to incur operating losses and negative operating cash flows for the foreseeable future.

Our quarterly revenue and operating results are volatile and difficult to predict. If we fail to meet the expectations of public market analysts or investors, the market price of our common stock may decrease significantly.

   Our quarterly revenue and operating results have varied significantly in the past and will likely vary significantly in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our revenue and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

   Our quarterly revenue and operating results may vary depending on a number of factors, including:

  . demand for our software products and services, including the size and timing of our license transactions;

  . delays in the implementation of our software by customers, which may impact the timing of our recognition of revenue;

  . delays or reductions in spending for application software by our customers and potential customers;

  . fluctuations in the number of transactions processed using our software by our customers who license our products for transaction-based fees;

  . the mix of our revenue during any period from one-time license fees and transaction-based license fees;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  . changes in our pricing policies or those of our competitors;

  . our ability to control operating expenses;

  . our ability to expand our product development and sales and marketing operations, including hiring additional personnel;

  . compensation policies that compensate sales personnel based on achieving quarterly and annual quotas;

  . actions taken by our competitors, including new product introductions and enhancements;

  . our success in developing new relationships and maintaining and enhancing existing relationships with strategic partners, including systems integrators and other implementation partners;

  . technological changes affecting our markets; and

  . general economic factors.

Our quarterly revenue may fluctuate because we currently depend on a small number of large orders.

   We currently derive a significant portion of our software license revenue in each quarter from a small number of relatively large orders. Our operating results for a particular fiscal period could be materially adversely affected if we are unable to complete those orders, or satisfy our customers' acceptance criteria, on schedule and at anticipated levels. In many cases, we recognize revenue from software licenses on a percentage-of-completion basis. Accordingly, our ability to recognize this revenue is subject to delays associated with our customers' ability to complete the implementation of our software in a timely manner.

We expect the transition to transaction-based license fees for our software to add uncertainty to our quarterly license revenue.

   In addition to offering our software products for a one-time, perpetual license fee, we have begun to offer our software for transaction based-license fees. We expect that this change will add uncertainty to our quarterly license revenue until sufficient volumes of transactions are conducted using our software which is licensed on this basis. Further, if a customer that has licensed our software on this basis stops using our software, the license revenue we derive from that customer would also stop.

Our sales cycles are relatively long and unpredictable, which makes it difficult to forecast our revenue.

   Prospective customers frequently view the purchase of our software as part of a long-term strategic decision, which often results in customers taking an extended period to assess alternative solutions or deferring their licensing or purchasing decisions until the market evolves or broad industry standards are adopted. We must continue to educate potential customers on the use and benefits of our products and services, as well as the integration of our products and services with other software utilized by them and their business partners. The decision by a prospective customer to purchase our software products frequently involves several functional departments within its business. In addition, a prospective customer must consider the significant costs that the license and implementation of our products typically involve, including training and integration costs. Implementation of our software can also include a substantial commitment of resources by our customers or their consultants over an extended period of time. As a result, our sales cycle generally ranges up to six months. Consequently, the relatively long and unpredictable nature of our sales cycle makes it difficult to forecast our revenue.

Our results of operations would be adversely affected if our operating expenses do not correspond with the timing of our revenue.

   Most of our operating expenses, such as employee compensation and rent for properties, are either relatively fixed in the short-term or incurred in advance of sales. Moreover, our spending levels are based in part on our expectations regarding future revenue. As a result, if revenue for a particular quarter is below expectations, we will most likely not be able to proportionately reduce operating expenses for that quarter. A shortfall in revenue, therefore, would have a disproportionate effect on our expected operating results for that quarter and could cause the trading price of our common stock to decline.

To date, our revenue has been derived from a small number of customers, and the loss of a large customer could hurt our revenue or operating results.

   First Energy Services Corporation represented 80% and 50% of our revenue in 1998 and 1999, respectively. In addition, during 1999, two other customers, Computer Services Corporation and Allegheny Power Service Corporation, each accounted for more than 10% of our revenue. We expect that we will continue to derive a significant portion of our revenue from a relatively small number of customers in the future. Accordingly, the loss of a large customer could materially hurt our business, and the deferral or loss of anticipated orders from a small number of prospective customers could materially hurt our revenue and operating results in any period.

Substantially all of our license revenue has been derived from licensing of our Excelergy ABP customer relationship management and billing software, and if demand for this software does not increase or declines, our business would be seriously harmed.

   Licenses of our Excelergy ABP customer relationship management and billing software have accounted for substantially all of our license revenue to date. We anticipate that revenue from licenses of this software will continue to constitute a substantial portion of our license revenue for the foreseeable future. We have recently released a new version of our Excelergy ABP 3000 software. We have begun offering other products, but have not recognized revenue from the license of such products. Consequently, our future financial performance will depend, in significant part, upon the successful development, introduction and customer acceptance of enhanced versions of our Excelergy ABP software and other products.

We have begun offering a new family of software products and are dependent on its market acceptance.

   We are offering our eXACT transaction management solutions that provides enhanced business-to-business solutions. Versions of our eXACT solutions that can be licensed separately from our other products are currently expected to be commercially available during the middle of 2000. Achievement of our overall business goals depends upon the sustained market acceptance of these products at desired pricing levels. If these products do not achieve and sustain market acceptance, we may experience a material adverse effect on our business, prospects, operating results and financial condition.

We may not be able to continue to develop new products or enhance existing products on a timely basis.

   To be competitive, we must continue to develop and introduce on a timely basis new products and product enhancements. Our products and services must keep pace with technological developments and emerging industry standards and regulations, address the changing and increasingly sophisticated needs of our customers and achieve sustained market acceptance. Our failure to develop and introduce new products and enhancements successfully and on a timely basis, or the failure of new or enhanced products to achieve and sustain market acceptance, could have a material adverse effect on our business, prospects, operating results and financial condition. The life cycles of our products are difficult to predict because the market for our products is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards and regulations. We have experienced delays in the introduction of new releases of our products. The introduction of products employing new technologies and emerging industry standards could render our existing products or services obsolete and unmarketable.

Software defects could delay the market acceptance of our products and lead to a loss of revenue.

   Our software is complex and, accordingly, may contain undetected errors or failures when first introduced or as new versions are released. This may result in loss of, or delay in, market acceptance of our products. We have in the past discovered software errors in new releases of our products and in our new products after their introduction. If we experience significant software errors in future releases, we could experience delays in those releases, customer dissatisfaction and potentially lost revenue. We may in the future discover errors or other defects, including those that limit the ability of our software to handle large volumes of transactions, in new releases of our products or new products after their general availability. Any of these errors or defects could cause our business to be materially harmed.

If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, enhance and introduce our products on a timely basis and our business will be harmed.

   We require the services of a substantial number of qualified technical personnel. The market for skilled technical personnel is characterized by intense competition and aggressive recruiting, as well as a high level of employee mobility, which makes it particularly difficult to attract and retain the qualified technical personnel we require. We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications. In the past, we have retained independent contractors with appropriate technical qualifications when we have needed additional technical expertise and assistance. If we are unable to recruit and retain a sufficient number of qualified technical employees and independent contractors, we may not be able to complete the development of, or upgrade or enhance, our products in a timely manner. Further, if we are required to retain a significant number of independent contractors in lieu of hiring technical employees, we expect that our expenses will be higher. As a result, our business may be harmed and our operating results may suffer.

We may be unable to attract or retain the other highly skilled employees that are necessary for the success of our business.

   In addition to our dependence on our technical personnel, our ability to be successful also depends on our continuing ability to attract and retain other highly skilled employees. We depend on the continued services of our senior management, particularly Cary G. Bullock, our President and Chief Executive Officer, and Kevin Monagle, an Executive Vice President, and other personnel. As we continue to grow, we will need to hire additional personnel in all operational areas. Competition for personnel in high technology industries in the areas where our operations are located is intense. We have in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting or retaining the necessary personnel, our business could be adversely affected.

We may need to make acquisitions in order to remain competitive in our market. Our business could be adversely affected, and your equity could be significantly diluted, as a result of any of these future acquisitions.

   To remain competitive, we may find it necessary to acquire or invest in additional businesses, products or technologies. From time to time, we may engage in discussions and negotiations regarding our acquiring or investing in businesses, products or technologies. If we identify an appropriate acquisition or investment candidate, we may not be able to negotiate the terms of the acquisition or investment, or finance the acquisition or investment, on commercially acceptable terms or at all. If we acquire or invest in another business, we could have difficulty assimilating that business' personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired business may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds from this offering, to consummate any acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our results of operations. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

We depend in some cases on strategic business alliances to sell and implement our products, and any failure to develop or maintain these alliances could hurt our business and prospects.

   Consultants, systems integrators and service providers who recommend, install and support our software with their customers are expected to be an important source of our sales. To augment our implementation capabilities and revenue, we intend to continue to develop and expand relationships with consultants, systems integrators, service providers and other potential industry partners, and generate new business opportunities through joint marketing and sales efforts. We may encounter difficulties in forging and maintaining long-term relationships with these firms for a variety of reasons. These firms may discontinue their relationships with us, fail to devote sufficient resources to market our products or develop relationships with our competitors. In addition, if these firms fail to implement our products successfully for their customers, we may not have the resources to implement our products on the schedule required by their customers, which could have a material adverse effect on our ability to generate revenue or our relationship with those customers.

We have limited experience with large-scale implementations, which are important to our future success.

   We have limited experience in implementing our applications on a large scale. If implementation of our software solutions takes substantially longer or costs substantially more than our customers anticipate, they may become dissatisfied and our business may be seriously harmed. Further, if our customers cannot successfully deploy our applications on a large scale, or if they determine for any reason that our products cannot accommodate large-scale deployment, our business could also be seriously harmed.

Our reputation and success will depend upon our customers being satisfied with our products and services.

   We believe that, because of the high degree of interaction among the retail energy companies, our ability to license our software to a large number of them will depend on our ability to successfully implement our solutions for, and satisfy, our early-adopter customers. If we are unable to substantially satisfy these customers, other retail energy companies may be reluctant to license our software.

If our software produces inaccurate information about the transactions it processes, we may lose customers and revenue.

   Software defects or inaccurate data may cause incorrect recording, reporting or display of information about transactions to us, our customers and their business partners. Inaccurate information, such as inaccurate usage or billing information, could cause errors in our customers' bills to end users, financial settlements with their business partners or license fee payments to us. Our customers may also seek to hold us liable for any damages incurred by them or their business partners or end users. Software defects or inaccurate data may also lead to customer dissatisfaction. As a result, we could lose customers. In addition, our ability to recognize revenue in some cases depends on our customers and their business partners supplying us with data regarding transactions processed using our software. They may provide us with erroneous or incomplete data, which could result in lost transactional revenue for us.

We may need to raise additional capital to remain competitive, and capital may not be available on acceptable terms, if at all.

   We expect the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds and we may not be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds on acceptable terms if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Our revenue might be harmed by a resistance to adopt our software by internal information technology departments.

   Some businesses may have already made a substantial investment in other third-party or internally developed software designed to accomplish the same functions as our software. These businesses may be reluctant to abandon their investments in favor of our software. In addition, information technology departments of potential customers may resist purchasing our software for a variety of other reasons, particularly the potential displacement of their historical role in creating and operating software and concerns that packaged software products are not sufficiently customizable for their enterprises. If the demand for our products does not grow for any of these reasons, our revenue may be harmed.

We are growing rapidly, and our failure to manage this growth could harm our business.

   We have experienced and are currently experiencing a period of significant growth. Our employees increased from 13 at January 1, 1999 to 123 at March 2, 2000. This growth has placed a significant strain on our resources. We expect that any future growth would cause similar or increased strains on our resources. As part of this growth, we will have to expand, train and manage our employee base and maintain close coordination among our technical, accounting, finance, marketing and sales staffs. Further, we may have to implement new operational and financial systems and procedures and controls. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be adversely affected. Several members of our senior management team joined us in 1999 and 2000, including Robert E. Kinney, our Chief Financial Officer and Vice President, Finance. Our management team may not be able to continue to work together effectively or to manage our growth successfully. We believe that the successful integration of our management team is critical to our ability to manage our operations effectively and support our anticipated future growth.

We face intense competition, which could affect our ability to increase revenue, maintain our margins and increase our market share.

   The market for our Internet-based applications is intensely competitive and we expect competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services they offer. Companies offering one or more products directly competitive with our products include IBM, SAP, Science and Computer Technology, Orcom Solutions and Peace Software to the extent they enhance their existing product offerings with competitive applications. As a result of the large market opportunity for applications to service the billing and customer service needs of the energy industry, we also expect competition from other established and emerging companies. For example, as the emergence of the application service provider market enables hosted solutions from our competitors to become broadly available, our future success may also depend upon our ability to establish successful relationships with leading application service providers.

   Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than us. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidation. Increased competition may result in price reductions, reduced margins and loss of market share, any one of which could seriously harm our business.

Our success depends in part upon our ability to protect our intellectual property, but we may not be able to do so adequately.

   Our success depends in large part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect our intellectual property rights. We license rather than sell our solutions and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our proprietary intellectual property.

We may face costly damages or litigation costs if a third party claims that we infringe its intellectual property.

   There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers and providers of Internet-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

If we expand into international markets, our business will be susceptible to numerous risks associated with international operations.

   To be successful, we believe we must expand our operations and hire additional personnel to address international markets where the retail energy industry has been, or is being, deregulated. To achieve acceptance in international markets, our products must be modified to handle a variety of factors specific to each international market, such as native languages and customs, tax laws and local regulations. We will be subject to a number of risks associated with international business activities. These risks generally include:

  . unexpected changes in regulatory requirements;

  . burdens of complying with a wide variety of foreign laws;

  . currency exchange rate fluctuations;

  . seasonal fluctuations in purchasing patterns;

  . tariffs, export controls and other trade barriers;

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  . difficulties in managing and staffing international operations;

  . potentially adverse tax consequences, including restrictions on the repatriation of earnings; and

  . global economic turbulence and political instability.

Our business may face additional risks and uncertainties not presently known to us which could cause our business to suffer.

   In addition to the risks specifically identified in this "Risk Factors" section or elsewhere in this prospectus, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial which ultimately may impair our business, results of operations and financial condition.

                     Risks Related to the Internet Industry

If the use of the Internet and electronic commerce do not grow as anticipated, our business will be seriously harmed.

   Our software and services depend on the increased acceptance and use of the Internet as a medium of commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates, and energy industry participants may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

   Our business would be seriously harmed if:

  . Use of the Internet does not continue to increase or increases more slowly than expected;

  . The technology underlying the Internet does not effectively support any expansion that may occur; or

  . The Internet does not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the need for our products and services.

We depend on the widespread acceptance of the Internet as a commercial marketplace, which may not occur on a timely basis.

   The Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including:

  . Potentially inadequate development of the necessary communication and computer network technology, particularly if the rapid growth of the Internet continues;

  . Delayed development or implementation of enabling technologies and performance improvements;

  . Delayed development or adoption of new standards and protocols; and

  . Increased governmental regulation.

Security risks and concerns may deter the use of the Internet for conducting electronic commerce.

   A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of security systems designed to protect proprietary information. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the use of the Internet for commerce and communications. Anyone who circumvents security measures could misappropriate proprietary information or cause interruptions in services or operations. The Internet is a public network, and data is sent over the network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or suppliers. In addition, software programs designed to overwhelm selected web sites with inquiries, thus denying legitimate users access to those sites have become increasingly common. We or our customers may be required to expend significant capital and other resources to protect against or to alleviate problems caused by these threats. To the extent that our activities may involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

Our web sites may experience performance problems or delays as a result of high volumes of traffic.

   If the volume of traffic on our web sites increases, they may in the future experience slower response times or other problems. In addition, users will depend on Internet service providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for access to these web sites. Each of our web sites could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any delays in response time or performance problems could cause users to perceive these web sites as not functioning properly and, therefore, cause them to use other methods to conduct business.

We depend on the continued viability of the Internet infrastructure.

   Our business depends upon the development and maintenance of a viable Internet infrastructure. The current Internet infrastructure may be unable to support an increased number of users. The timely development of products such as high-speed modems and communications equipment will be necessary to continue reliable Internet access. Furthermore, users of the Internet have experienced outages and delays as a result of damage to portions of the Internet infrastructure and specific web sites. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could seriously harm our business, results of operations and financial condition. Finally, the effectiveness of the Internet may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity. If new standards or protocols are developed, we may be required to incur substantial expenditures to adapt our products.

Increasing government regulation of the Internet could limit the market for our products and services.

   As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, taxation of goods and services provided over the Internet, and content and quality of products and services. Legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our products and services.

                         Risks Related to this Offering

The price of our common stock after this offering may be lower than the price you pay.

   Prior to this offering, there has been no public market for our common stock. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. See "Underwriting."

Our stock price could fluctuate widely in response to various factors, many of which are beyond our control.

   The trading price of our common stock may be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

  . actual or anticipated variations in our quarterly revenues or operating results;

  . announcements of new products or services by us or our competitors or new competing technologies;

  . our addition or loss of significant customers;

  . changes in financial estimates or recommendations by securities analysts;

  . conditions or trends in the retail energy industry, including developments in the pace, scope and success of deregulation;

  . conditions or trends in the Internet and on-line commerce industries;

  . announcements by us of significant acquisitions or strategic partnerships;

  . additions or departures of our key personnel;

  . future equity or debt offerings by us or our announcements of such offerings; and

  . general market and general economic conditions.

   In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced large price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

Our executive officers, directors and principal stockholders own a significant percentage of our company and will be able to exercise significant influence over our company, which could have a material and adverse effect on the market price of our common stock.

   After this offering, our executive officers, directors and principal stockholders and their affiliates will together control approximately % of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will continue to have significant influence over our affairs. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock.

Certain provisions of our charter, by-laws and Delaware law make a takeover difficult.

   Certain provisions of our corporate charter and by-laws, which will be in effect after the closing of this offering, and Delaware law might discourage, delay or prevent a change of control or a change in our management, even if such changes would be beneficial to our stockholders. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and could deprive you of an opportunity to receive a premium for your common stock as part of a sale.

The market price of our common stock may drop significantly when the restrictions on resale by our existing securityholders lapse.

   Following this offering, we will have approximately   shares of common stock
outstanding. Approximately    shares, or    %, of our outstanding common stock
will be subject to restrictions on resale under U.S. securities laws. Holders
of    shares have agreed not to sell these shares for at least 180 days following the date of this prospectus, although Deutsche Bank Securities Inc. can waive these restrictions at any time. As these restrictions on resale end
beginning in    , 2000, the market price of our common stock could drop
significantly if holders of these shares sell them or are perceived by the market as intending to sell them. These sales also may make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. See "Shares Eligible for Future Sale."

We will have discretion as to the use of the proceeds of this offering, which we may not use effectively.

   We have not committed the net proceeds of this offering to any particular purpose. As a result, our management will have significant flexibility in applying the net proceeds of this offering and could apply them to uses which do not realize the benefits or yield we expect. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. See "Use of Proceeds."

If our stock price is volatile, we may be subject to securities class action litigation, which would distract our management and could result in substantial costs or large judgments against us.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its stock. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Investors will experience immediate and substantial dilution in the book value of their investment.

   If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution because the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due, in large part, to the fact that our current investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options and the warrant to purchase common stock.

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology such as "may," "will," "could," "should," "expects," "plans," "intends," "seeks," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

   This prospectus contains estimates of the size of the electric power and natural gas markets, and market growth related to e-commerce. These estimates have been included in studies published by market research and other firms, including the American Gas Association, Edison Electric Institute and Gartner Group. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of    shares of common stock
that we are offering hereby will be approximately $    million, at an assumed
initial public offering price of $    per share (the midpoint of the range set
forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our
net proceeds will be approximately $    million.

   The principal purposes of this offering are to obtain additional working capital, create a public market for our common stock, increase our visibility in the marketplace, facilitate future access to public capital markets and provide liquidity to existing stockholders.

   We intend to use our net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of our net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements with respect to any acquisition or investment. Pending these proposed uses, we intend to invest our net proceeds from this offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

   Excelergy has never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

   The following table sets forth the capitalization of Excelergy as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis giving effect to the issuance of our Series C convertible preferred stock in February 2000, as if it occurred on December 31, 1999; and

  . on a pro forma as adjusted basis to reflect the conversion of all outstanding shares of convertible preferred stock into shares of common
    stock upon the closing of this offering and the sale by us of    shares
    of common stock offered hereby at an assumed initial public offering
    price of $    per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

   This information should be read in conjunction with our financial statements and notes thereto, appearing elsewhere in this prospectus. This information excludes:

  .     shares of common stock reserved for issuance under our 1998 stock
    option plan, of which     shares were subject to outstanding options with
    a weighted average exercise price of $     per share;

  .     shares of common stock reserved for issuance under our 2000 employee stock purchase plan; and

  .     shares of common stock issuable upon exercise of an outstanding
    warrant with an exercise price of $   per share.

                                                      December 31, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                            data)
Long-term debt, net of current portion......... $  1,058  $  1,058     $
                                                --------  --------
Redeemable convertible preferred stock:
 Series A redeemable convertible preferred
  stock, $.01 par value, 1,302,000 shares
  authorized; 1,301,852 shares, issued and
  outstanding actual and pro forma at December
  31, 1999 and (  ) issued and outstanding for
  pro forma as adjusted........................   10,767    10,767
 Series B redeemable convertible preferred
  stock, $.01 par value, 3,729,336 authorized,
  issued and outstanding for actual and pro
  forma at December 31, 1999; (  ) issued and
  outstanding for pro forma as adjusted........   17,780    17,780
 Series C redeemable convertible preferred
  stock, $.01 par value, 2,750,634 shares
  authorized, issued and outstanding actual
  and pro forma at December 31, 1999; (  )
  issued and outstanding for pro forma as
  adjusted.....................................      --     23,050
                                                --------  --------     ----
   Total redeemable convertible preferred
    stock......................................   28,547    51,597
                                                --------  --------     ----
Stockholders' equity (deficit):
 Common Stock, $0.01 par value: 30,000,000
  shares authorized, 7,121,928 shares issued
  and 6,881,928 shares outstanding actual and
  pro forma December 31, 1999 and [   ] shares
  issued and outstanding for pro forma as
  adjusted.....................................       71        71
 Additional paid-in capital....................    3,000     3,000
 Stockholders' notes receivable................   (1,273)   (1,273)
 Deferred compensation.........................   (3,027)   (3,027)
 Accumulated deficit...........................  (12,993)  (12,993)
 Treasury stock (240,000 shares of common
  stock in 1999 at cost).......................     (600)     (600)
                                                --------  --------     ----
   Total stockholders' equity (deficit)........  (14,822)  (14,822)
                                                --------  --------     ----
    Total capitalization.......................   14,783    37,833
                                                ========  ========     ====

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

   Our pro forma net tangible book value at December 31, 1999 was approximately
$    million, or $    per share, after giving effect to the issuance of our
Series C redeemable convertible preferred stock in February 2000 and the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.

   After giving effect to the sale of the     shares of common stock by us at
an assumed initial public offering price of $    per share (the midpoint of the
range set forth on the cover of this prospectus), less the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 1999
would be $    million, or $    per share. This represents an immediate increase
in the pro forma as adjusted net tangible book value of $    per share to
existing stockholders and an immediate dilution of $    per share to new
investors, or approximately    % of the assumed initial public offering price
of $    per share.

   The following table illustrates this per share dilution:

   Assumed initial public offering price per share..................      $
     Pro forma net tangible book value per share as of December 31,
      1999.......................................................... $
     Increase attributable to new investors.........................
                                                                     ----
   Pro forma net tangible book value after the offering.............
                                                                          ----
   Dilution per share to new investors..............................      $
                                                                          ====

   If the underwriters exercise their option to purchase additional shares in this offering, the pro forma net tangible book value per share after the
offering would be $    per share, the immediate increase in pro forma net
tangible book value per share to existing stockholders would be $    per share
and the dilution to persons who purchase shares in the offering would be $ per share.

   The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                                         Shares         Total
                                       Purchased    Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
Existing stockholders...............              %  $           %      $
New investors.......................
                                      ---    -----   ---    -----
  Totals............................         100.0%  $      100.0%
                                      ===    =====   ===    =====

   The information in the table is based upon an assumed initial public
offering price of $    per share (the midpoint of the range set forth on the
cover page of this prospectus), before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information concerning existing stockholders is based on the number of shares of common stock outstanding on December 31, 1999 and gives effect to the issuance of our Series C convertible preferred stock in February 2000 and the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering. The information presented with respect to existing stockholders excludes as of December 31, 1999:

  .     shares of common stock reserved for issuance under our 1998 stock
    plan, of which     shares were subject to outstanding options with a
    weighted average exercise price of $    per share;

  .     shares of common stock reserved for issuance under our 2000 employee stock purchase plan; and

  .     shares of common stock issuable upon exercise of an outstanding warrant with an exercise price of $.  per share.

   The issuance of common stock in connection with the exercise of these options and the warrant will result in further dilution to new investors. See note 8 of our financial statements for more information regarding our equity structure.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the period from inception (February 8, 1998) to December 31, 1998 and for the year ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements audited by KPMG LLP, independent certified public accountants.

                                            For the period
                                            from inception
                                          (February 8, 1998) For the year ended
                                           to December 31,      December 31,
                                                 1998               1999
                                          ------------------ ------------------
Revenue:
  License...............................        $  --             $  1,113
  Service...............................           981               3,044
                                                ------            --------
    Total revenue.......................           981               4,157
Cost of revenue.........................           543               1,380
                                                ------            --------
    Gross margin........................           438               2,777
                                                ------            --------
Operating expenses:
  Sales and marketing...................           --                4,199
  Research and development..............           653               7,252
  General and administrative............           342               2,862
  Amortization of intangible assets.....            63                 533
  Stock-based compensation expense......           235                 410
                                                ------            --------
    Total operating expenses............         1,293              15,256
                                                ------            --------
Loss from operations....................          (855)            (12,479)
Interest expense........................            (7)                (27)
Interest income.........................           --                  375
                                                ------            --------
    Net loss............................          (862)            (12,131)
Accretion to preferred stock redemption
 value..................................           --               (3,975)
                                                ------            --------
Net loss attributable to common
 stockholders...........................        $ (862)           $(16,107)
                                                ======            ========
Basic and diluted net loss per share....        $ (.20)           $  (2.76)
                                                ======            ========
Weighted average shares of common stock
 outstanding used in computing basic and
 diluted net loss per share.............         4,237               5,830
                                                ======            ========
Pro forma as adjusted basic and diluted
 net loss per share as adjusted
 (unaudited)............................                          $  (1.07)
                                                                  ========
Weighted average shares of common stock
 outstanding used in computing pro forma
 as adjusted basic and diluted net loss
 per share as adjusted (unaudited)......                            11,342
                                                                  ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations of Excelergy should be read in conjunction with "Selected Financial Data" and Excelergy's financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   Excelergy offers leading business-to-business transaction management, customer relationship management and e-commerce solutions for the deregulating retail energy industry. We were originally organized in February 1998 under the name Customer Care Solutions, LLC. In July 1998, we merged into a newly formed Massachusetts corporation, which changed its name to Customer Care Solutions, Inc. In December 1998, we acquired the assets of Hillside Investment Associates
for     shares of our common stock. Hillside Investment Associates provided technical consulting services for companies in the utilities industry.

   We derive revenue from licensing our software products and providing consulting and implementation services. Through December 31, 1999, we derived substantially all of our revenue from licenses of our Excelergy ABP customer relationship management and billing software, and from associated implementation and maintenance fees. Until recently, we have licensed this software on a perpetual license basis for a one-time fee and have recognized all of the revenue over the implementation period, generally six months. Our first license of this software occurred in 1998.

   In addition, we offer Excelergy eXACT business-to-business transaction management solutions and e-ChoiceNet solutions. We expect that in the future we will derive an increasing percentage of our total revenue from licenses of these products.

   We have begun to license all of our products for fees based, at least in part, on the number of meters serviced or transactions processed by our customers using our software. Under this transaction-based model, our revenue will be derived from charging a fee for each transaction processed by an Excelergy product. Examples of these transactions include the provision of a monthly bill, using ABP 3000, an exchange of data between business partners using our eXACT transaction management solutions, and an enrollment of an end user by an energy marketer using e-ChoiceNet. Several of our customers have licensed our software on this basis. We expect an increasing proportion of our license revenue will be derived from transaction-based fees. As a result of our transitioning from one-time license fees to transaction-based license fees, we expect our license revenue to fluctuate over the next several quarters.

   For contracts involving significant implementation or configuration essential to the functionality of our product, license and service revenue is recognized using the percentage-of-completion method using labor hours incurred as the measure of progress toward completion. We classify revenue from these arrangements as license and service revenue, respectively, based upon the estimated fair value of each element. We expect that for the foreseeable future a significant portion of our license and service revenue will be recognized using this percentage-of-completion methodology.

   In the future, license revenue for contracts that do not involve significant implementation or modification essential to the functionality of our product, will be recognized when there is persuasive evidence of an arrangement for a fixed and determinable fee that is probable of collection and when delivery has occurred. For arrangements with multiple elements, we recognize revenue as prescribed by Statement of Position No. 98-9, Modification of SOP No. 97-2 with Respect to Certain Transactions.

   Customers who license our products also generally purchase maintenance contracts under which we provide software upgrades and technical support over a stated term, which is typically twelve months. Such contracts are generally renewed annually. Maintenance revenue is recognized ratably over the term of the maintenance contract.

   We bill our consulting and implementation services on a time-and-materials basis. Customers may purchase implementation services from us or from third party systems integrators, or both. Time for implementation generally ranges up to six months depending upon the product licensed, size and complexity of the customer's information technology systems, and resources allocated by the customer to the implementation project. Deferred revenue includes amounts billed to customers for which revenue has not yet been recognized. Such deferrals generally result from implementations that are not yet completed, and may include deferred license and service revenue.

   Since our inception, we have incurred significant losses. As of December 31, 1999, we had an accumulated deficit of approximately $13.0 million. We have not achieved profitability on a quarterly or an annual basis, and anticipate that we will continue to incur net losses. We expect to increase our expenditures relating to research and development, professional services and sales and marketing, areas in which we intend to hire a significant number of new employees. As a result, we believe that we will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which these losses will be incurred are expected to increase from current levels. Further, this expansion will place significant demands on our systems, procedures and controls. We expect future expansion to continue to challenge our ability to hire, train, manage and retain our employees.

Results of Operations

   The following table sets forth our results of operations expressed as a percentage of total revenues for the periods presented:

                                                    Period from
                                                     Inception
                                                 (February 8, 1998)  Year Ended
                                                  to December 31,   December 31,
                                                        1998            1999
                                                 ------------------ ------------
Revenue:
  License.......................................         -- %            26.8%
  Service.......................................       100.0             73.2
                                                       -----           ------
    Total revenue...............................       100.0            100.0
Cost of revenue.................................        55.4             33.2
                                                       -----           ------
    Gross margin................................        44.6             66.8
                                                       -----           ------
Operating expenses:
  Sales and marketing...........................         --             101.0
  Research and development......................        66.5            174.5
  General and administrative....................        34.8             68.8
  Amortization of intangible assets.............         6.4             12.8
  Stock-based compensation expense..............        24.0              9.9
                                                       -----           ------
    Total operating expenses....................       131.7            367.0
                                                       -----           ------
Loss from operations............................       (87.1)          (300.2)
Interest (expense) income, net..................        (0.7)             8.4
                                                       -----           ------
    Net loss....................................       (87.8)%         (291.8)%
                                                       =====           ======

Year ended December 31, 1999 and Period from Inception (February 8, 1998) to December 31, 1998

 Revenue

   Total revenue increased to $4.2 million for the year ended December 31, 1999 from $982,000 for the period from inception (February 8, 1998) to December 31, 1998.

   License Revenue. Our license revenue increased to $1.1 million for 1999 from $0 for 1998. We began licensing our software in 1998. Due to the timing, size and nature of our licenses, we began recognizing license revenue during the second half of 1999.

   Service Revenue. Our service revenue increased to $3.0 million for 1999 from $982,000 for 1998, an increase of 210%. This increase was primarily attributable to an increased level of professional services provided to implement our software for customers and, to a lesser extent, an increase in maintenance revenue.

   Cost of Revenue. Cost of revenue consists of compensation and related overhead costs for employees and contractors engaged in consulting, implementation, training, maintenance and support services for our customers. Total cost of revenue increased to $1.4 million for 1999 from $543,000 for 1998, an increase of 154%. The increase in cost of revenue was due primarily to an increase in employees and contractors to support our expanding customer base. As a percentage of total revenue, gross margin increased to 66.8% for 1999 from 44.6% for 1998.

 Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, including commissions, bonuses and recruiting fees, as well as marketing program costs. Sales and marketing expenses increased to $4.2 million for 1999 from $0 during 1998. Sales and marketing expenses as a percentage of total revenues were 101% for 1999. This increase was due to the hiring of sales and marketing personnel, and the introduction of various marketing programs in 1999.

   Research and Development. Research and development expenses consist primarily of compensation and related costs for employees and contractors. Research and development expenses increased to $7.3 million for 1999 from $653,000 for 1998, an increase of 1,010%. Research and development expenses as a percentage of total revenue were 66.5% and 174.5% for 1998 and 1999, respectively. This increase was attributable to the higher level of staffing in 1999 as we continued to enhance our existing software and develop new software. We expect that the amount of research and development expenses will continue to increase as we make additional investments in our technology and products.

   General and Administrative. General and administrative expenses consist primarily of compensation and related costs for our executive, finance and administrative personnel, as well as third-party professional service fees. General and administrative expenses increased to $2.9 million for 1999 from $342,000 for 1998, an increase of 737%. The increase was primarily due to the hiring of additional executive and financial personnel as well as increased professional services fees associated with growth. General and administrative expenses as a percentage of total revenue were 34.8% and 68.9% for 1998 and 1999, respectively. We expect that the amount of general and administrative expenses will continue to increase as we expand our operations.

   Stock-Based Compensation. We have granted certain stock options to our officers and employees at prices subsequently determined to be below the per share fair value of our common stock for financial reporting purposes at the date of grant. This stock-based compensation is being amortized over the four-year vesting period of the granted options. We recognized $235,000 and $410,000 of this expense for 1998 and 1999, respectively.

   Amortization of Intangible Assets. This expense represents the amortization of the intangible assets that resulted from the acquisition of Hillside Investment Associates effective as of November 1, 1998 and the license of the e-ChoiceNet.com web site in September 1999. Amortization expense increased to $533,000 for 1999 from $63,000 for 1998, an increase of 752%. Amortization as a percentage of total revenue was 6.4% and 12.8% for 1998 and 1999, respectively. The increase was primarily attributable to including amortization expense on Hillside Investment Associates for twelve months in 1999 versus two months in the 1998, and the additional amortization expense related to the license of the e-ChoiceNet.com web site in 1999.

 Interest Income (Expense), Net

   Net interest income was $348,000 for 1999 compared to net interest expense of $7,300 for 1998. The interest income for 1999 resulted primarily from the interest generated from funds raised in the January 1999 and October 1999 preferred stock financings and was partially offset by interest on our equipment loans.

 Income Taxes

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any material tax provision or benefit. As of December 31, 1999, we had net operating loss carryforwards of approximately $5.7 million for federal income tax purposes which are available to offset future federal taxable income, if any, through 2019. Our use of these net loss carryforwards may be subject to limitations. We have placed a valuation allowance against our net deferred tax assets due to the uncertainty of the realization of these assets.

Quarterly Results of Operations

   The following table sets forth the statement of operations data for the six quarters ending December 31, 1999. This information has been derived from our unaudited financial statements. The unaudited quarterly financial statements have been prepared on the same basis as the audited financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we considered necessary for a fair presentation of such information when read in conjunction with our audited financial statement and related notes. Operating results for any quarter are not necessarily indicative of results for any future period.

                                              Quarter Ended
                          -------------------------------------------------------
                          Sep. 30, Dec. 31, Mar. 31, Jun. 30,  Sep. 30,  Dec. 31,
                            1998     1998     1999     1999      1999      1999
                          -------- -------- -------- --------  --------  --------
Revenue:
  License................  $  --    $  --    $   --  $    --   $   160   $   953
  Service................    240      629       924      539       690       891
                           -----    -----    ------  -------   -------   -------
    Total revenue........    240      629       924      539       850     1,844
Costs of revenue.........    163      354       203      267       433       477
                           -----    -----    ------  -------   -------   -------
    Gross margin.........     77      275       721      272       417     1,367
Operating expenses:
  Sales and marketing....     --       --       270      737     1,006     2,186
  Research and
   development...........    129      501       552      802     2,015     3,883
  General and
   administrative........    174       44       254      642       636     1,330
  Amortization of
   intangible assets.....     --       63        94       94       132       213
  Stock-based
   compensation expense..    220       14        19       45       149       197
                           -----    -----    ------  -------   -------   -------
    Total operating
     expenses............    523      622     1,189    2,320     3,938     7,809
                           -----    -----    ------  -------   -------   -------
Operating loss...........   (446)    (347)     (468)  (2,048)   (3,521)   (6,442)
Interest income
 (expense)...............     (4)      (3)       42       57        40       209
                           -----    -----    ------  -------   -------   -------
Net loss.................  $(450)   $(350)   $ (426) $(1,991)  $(3,481)  $(6,233)
                           =====    =====    ======  =======   =======   =======

   Our quarterly revenue and operating results have varied significantly in the past and will likely vary significantly in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our revenue and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

   Our quarterly revenue and operating results may vary depending on a number of factors, including:

  . demand for our software products and services, including the size and timing of our license transactions;

  . delays in the implementation of our software by customers, which may impact the timing of our recognition of revenue;

  . delays or reductions in spending for application software by our customers and potential customers;

  . fluctuations in the number of transactions processed using our software by our customers who license our products for transaction-based fees;

  . the mix of our revenue during any period from one-time license fees and transaction-based license fees;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  . changes in our pricing policies or those of our competitors;

  . our ability to control operating expenses;

  . our ability to expand our product development and sales and marketing operations, including hiring additional personnel;

  . compensation policies that compensate sales personnel based on achieving quarterly and annual quotas;

  . actions taken by our competitors, including new product introductions and enhancements;

  . our success in developing new relationships and maintaining and enhancing existing relationships with strategic partners, including systems integrators and other implementation partners;

  . technological changes affecting our markets; and

  . general economic factors.

Liquidity and Capital Resources

   Since inception, we have financed our operations and funded our capital expenditures through the private sale of equity securities, borrowings and equipment loans. As of December 31, 1999, we had $18.8 million in cash and cash equivalents and $12.1 million in working capital.

   Net cash used in operating activities was $5.0 million in 1999 and $69,000 in 1998. For both periods, net cash used in operating activities was primarily used to fund ongoing operations including increases in deferred revenues.

   Net cash used in investing activities was $1.7 million in 1999 and $76,000 in 1998. Investing activities consisted primarily of capital expenditures.

   Net cash provided by financing activities was $25.5 million in 1999 and $179,000 in 1998, and consisted primarily of proceeds from the issuance of preferred stock and borrowings, offset by $600,000 in treasury stock purchases. During the first quarter of 1999, we raised $7.0 million in proceeds through the private sale of our Series A convertible preferred stock. During the fourth quarter of 1999, we raised an additional $17.6 million through the private sale of our Series B convertible preferred stock. During 1999, we entered into a $1.5 million revolving credit facility and a $2.5 million loan facilities agreement with a bank. As of December 31, 1999, we had borrowed $1.5 million under these loan facilities. These borrowings bear an average annual interest rate of approximately 8.6%. We are obligated to repay $1.0 million of this debt in 36 equal monthly installments starting January 1, 2000. The remaining debt will be paid off in 36 equal monthly installments beginning October 1, 2000.

   In February 2000, we raised an additional $23.1 million through the private sale of our Series C convertible preferred stock.

   As we execute our strategy, we expect significant increases in our operating expenses, especially in sales, marketing, professional services and research and development. We anticipate that the net proceeds from this offering, together with our existing cash resources and amounts available under our loan facilities, will be sufficient to fund our operating and investing needs for at least the next 12 months. To the extent we need additional funds after that time, we cannot be certain that additional funding will be available on acceptable terms or at all. If we require additional capital resources to grow our business, execute our operating plans, or acquire complementary technologies or businesses at any time in the future, we may seek to sell additional equity or debt securities or secure additional lines of credit, which may result in additional dilution to our stockholders.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field must be modified to distinguish between 21st and 20th century dates. As a result, many companies upgraded or replaced their software and computer systems in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

   To date, we have not suffered any disruptions in our systems following December 31, 1999. In addition, to date, we have not been made aware that any of our clients or vendors have suffered disruptions in their systems. Failure of our internal computer systems, third-party equipment or software, or systems maintained by our clients to operate properly with regard to the Year 2000 could require us to incur significant unanticipated expenses to remedy any problems.

Market Risk

   We develop products in the United States and market our products in North America. In the future we may expand our distribution base to Europe and the rest of the world. As a result, our financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. Because all of our revenue is currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

Interest Rate Risk

   We have an investment portfolio of money market funds, commercial paper and fixed income certificates of deposit. The fixed income certificates of deposit, like all fixed income securities, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short-term securities. In view of the nature and mix of our total portfolio, a 10% movement in market interest rates would not have a significant impact on the total value of our portfolio as of December 31, 1999.

   Our interest expense is also subject to risk as our debt arrangements are based upon a variable rate of interest.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The company is required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137 (issued in June 1999), which delays the adoption of SFAS 133 until that time. The company expects that the adoption of SFAS 133 will not have a material impact on its financial position or its results of operations.

   In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC) issued Statement of Position 98-5, Reporting Costs of Start-Up Activities ("SOP 98-5"). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which the company adopted in the first quarter of 1999, did not have any material impact on its financial position or results of operations.

   In March 1998, the AcSEC issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. The standard, which the company adopted in the first quarter of 1999, did not have a material impact on its financial position or its results of operations.

                                    BUSINESS

Overview

   We offer leading business-to-business transaction management, customer relationship management and e-commerce solutions for the deregulating retail energy industry. Leveraging our extensive industry expertise, we have designed an end-to-end suite of Internet-enabled solutions and services that allow retail energy companies to capitalize on opportunities arising from the convergence of energy market deregulation and the Internet.

Industry Background

 Growth of Business-to-Business Interaction Over the Internet

   The widespread adoption of the Internet as a platform for business-to-business e-commerce has created new opportunities for business communications and collaboration. According to Gartner Group, business-to-business e-commerce is expected to grow from $145 billion in 1999 to $7.3 trillion in 2004. Recently, as the use of the Internet as a business platform has become more sophisticated, technology companies have introduced Internet-based solutions tailored to address the needs of specific industries. Many of these solutions are designed to enable large numbers of disparate industry participants to communicate and do business with each other more effectively and efficiently by simplifying the flow of information, streamlining operations and reducing costs. As a result, these new Internet platforms are enabling companies to enter a market more quickly, facilitating the creation of a more competitive and efficient market.

   Businesses have also identified the Internet as a key component of their customer acquisition and retention strategies because of its easy accessibility, wide reach and flexibility. The Internet provides a new medium by which companies can provide their customers with better access to information, products and services. The Internet also enables businesses to promote consumer choice by creating centralized marketplaces where consumers are able to choose among competing suppliers offering different products and services.

 Deregulation of the Energy Industry

   The energy industry is well-positioned to benefit from new Internet-based technology solutions. Deregulation in the energy industry is creating a complex, competitive business environment with new market participants, relationships and interactions. Energy companies have historically been regulated monopolies with integrated operations that included the production or generation of an energy commodity such as electricity or natural gas, transportation or transmission of that commodity to local markets, and distribution of that commodity within the local market. Regulators intend deregulation to promote competition by opening the market to new entrants and ultimately to promote consumer choice. Deregulation of the wholesale market is opening the production of energy to competition, and deregulation of the retail market is offering end users the ability to select their energy providers.

   According to Edison Electric Institute and the American Gas Association, the electric power and natural gas energy industries in the United States generated 1998 retail revenues of approximately $265 billion, making it one of the largest markets in the country. According to the U.S. Department of Energy, there were approximately 566 investor-owned utilities and 3,611 municipal utilities and cooperatives in the United States with a total of approximately 175 million end-user accounts as of 1998.

 The Retail Energy Market

   In the United States, retail energy deregulation is occurring on a state-by-state basis. As of February 1, 2000, 21 states had enacted deregulation, three states had issued comprehensive regulatory orders, and legislators or regulators in the remaining states were formally considering retail energy deregulation. Deregulation of the retail energy market mandates the unbundling of the sale and marketing of an energy commodity from its delivery to the end user, while requiring that the entities undertaking these functions communicate and coordinate with each other. In addition to creating new functional entities, this unbundling creates complex business relationships.

   Retail energy companies that participate in deregulated markets include energy marketers, distribution companies and other specialized service providers.

     Energy Marketers. Energy marketers procure energy from wholesalers and market and sell energy to end users. Typically, energy marketers focus on branding and compete on price or by providing additional commercial and residential products and services, such as cable television, water, home security, telecommunications and HVAC (heating, ventilation and air conditioning) services. Energy marketers may include:

    . unregulated subsidiaries or affiliates of regulated electric or natural gas utilities, such as American Electric Power, Consolidated Edison, Pacific Gas and Electric Corporation and Southern Company;

    . other energy or oil companies, such as Enron or Shell; and

    . Internet-based companies that also market a number of other services, such as Essential.com and utility.com.

     Distribution Companies. Distribution companies deliver energy to end users through local pipes or wires and remain regulated entities. Generally, there is only one distribution company within a region for an energy commodity. A single company may own distribution companies in multiple regions and may own the distribution systems for more than one commodity. Distribution companies are generally required to provide service to end users who have not chosen to be served by an energy marketer.

     Specialized Service Providers. Additional participants in the retail energy market include payment agents, which coordinate financial settlements between retail energy companies, and meter reading companies.

Technology Challenges in the New Energy Economy

   Retail energy companies are seeking new information technology solutions that will enable them to operate effectively in deregulating energy markets. Information systems of established utilities were designed for a monopolistic, regulated environment, not for the new business environment that is forming from the convergence of energy market deregulation and the Internet. Further, these legacy information systems were designed for an environment that lacked competitive consumer choice. Retail energy companies face several major challenges in implementing technology solutions to meet their needs in the new energy market.

 Complex Interactions

   As a result of deregulation, the data processing functions that were previously performed by a single utility are performed by disparate entities, often across multiple regions. This generates a complex set of transactions that must be communicated and coordinated among many business partners, each with different types of information systems and data exchange capabilities. They must exchange information regarding enrollment, historical usage and monthly consumption, billing and payments. As more states deregulate and as more consumers choose their energy providers, errors are likely to increase with the significantly larger volume of transactions, the increase in the number of participants and the variety of legacy systems. As a result, data validation, data accuracy and exception management become increasingly important.

 Customer Relationship Management

   With increased competition in a commodity market, management of the end-user relationship becomes a critical component of a retail energy company's competitive strategy. We believe successful companies will provide end users, particularly their commercial and industrial customers, with a broad range of value-added services, including complex invoices covering multiple products, services and sites, real-time access to energy usage and billing information, and electronic bill presentment. In addition, the multi-jurisdictional nature of the retail energy market will require customer relationship management systems that are flexible enough to support different locally mandated invoice formats, rate structures and tax calculations.

 Consumer Choice and the Internet

   Deregulation lets end users choose their energy providers. The Internet facilitates consumer choice with the creation of centralized marketplaces where energy marketers can compete for customers. We believe that retail energy companies will increasingly seek to establish an Internet presence and participate in such marketplaces to gain customers. To successfully implement their Internet strategies and to facilitate the energy provider switching process, retail energy companies will need to integrate their web-based end-user enrollment capabilities with their customer relationship management systems.

Opportunity for Business-to-Business Solutions in the New Energy Economy

   A significant market opportunity exists for Internet-enabled solutions that can help retail energy companies overcome the technology challenges in their newly deregulated environment. The widespread accessibility and acceptance of the Internet enables retail energy companies, regardless of their size, location, role or legacy technology, to create new business models and transform existing ones. Several key characteristics of the retail energy industry make it a particularly attractive market for an Internet-enabled solution, including:

  . the large size of the market;

  . the multi-jurisdictional structure of the market;

  . the fragmentation and specialized roles of the participants;

  . the complexity, volume and frequency of the business interactions;

  . the range of the product offerings; and

  . the increasing emphasis on cost control and efficiency.

   Within the retail energy industry, we believe an opportunity exists to offer an integrated suite of products that provides the robust customer relationship management and communication functionality required in this competitive environment. We believe the most significant opportunity in this market is in enabling retail energy companies to simplify and lower the cost of their inherently complex business-to-business interactions through the creation of an Internet-based e-hub. This e-hub would eliminate the need for point-to-point communications between individual parties over expensive private networks. Instead, business-to-business transactions would be greatly simplified by requiring connectivity to a single web site through off-the-shelf browser software. We believe standards will emerge for business-to-business e-commerce among retail energy companies, and that these standards will facilitate adoption of an e-hub, as well as increase demand for other products that are designed to integrate with that e-hub.

The Excelergy Solution

   We offer leading business-to-business transaction management, customer relationship management and e-commerce solutions for the deregulating retail energy industry. Leveraging our extensive industry expertise, we have designed an end-to-end suite of Internet-enabled solutions and services that allow retail energy companies to become networked e-businesses. Our current product offerings consist of the Excelergy ABP 3000 customer relationship management and billing software, the Excelergy e-ChoiceNet consumer choice solution and the Excelergy eXACT family of business-to-business transaction management solutions. In addition, we also provide consulting and implementation services to configure our software to meet a customer's particular business needs and information system requirements. Further, we are creating an e-hub where retail energy companies can exchange information using our eXACT transaction management solutions. We are enhancing our product offerings to integrate seamlessly with the e-hub, creating a powerful technology platform for the deregulating retail energy industry.

   Our products are designed to be deployed independently or as a fully integrated suite. Our applications are easy to learn and use, as they can be accessed through intuitive, browser-based interfaces. Excelergy's applications are designed to be rapidly implemented and cost-effectively deployed by our customers. Our solutions are intended to allow new market participants to quickly enter the competitive market and engage with business partners. The benefits of our product offerings include:

  . streamlined communication flow among retail energy market participants, with tools that process and validate transactions and manage exceptions quickly, accurately and efficiently. This lowers transaction costs and increases customer satisfaction;

  . open architecture that uses XML and standard application programming interfaces, is easily configurable, and integrates readily with legacy and other enterprise systems. This reduces the complexity of product adoption and integration, providing significant cost and time-to-market advantages;

  . business process automation, which replaces a broad range of manual and labor-intensive tasks, such as managing enrollment, creating consolidated billing and programming customized rate structures. As a result, companies can respond more quickly to changing market conditions, while lowering their operating costs;

  . a versatile and scalable customer relationship management system that provides Internet enrollment, flexible billing and other value-added capabilities, such as an intuitive, easy-to-use consumer web site for energy procurement and provider selection. This enhances our customers' ability to acquire, service, satisfy and retain end users; and

  . a foundation for establishing industry-wide standards for electronic business transactions and communications among retail energy companies.

Strategy

   Our objective is to provide the leading business-to-business e-commerce platform for the deregulating retail energy industry. We intend to achieve market leadership by providing the most comprehensive suite of cost-effective, end-to-end solutions that retail energy companies need to compete in the emerging, competitive market. Our strategy includes the following key elements:

 Expand Our Solutions into a Comprehensive, Business-to-Business Platform for the Deregulating Energy Industry

   We intend to expand and integrate our solutions into a comprehensive, Internet-enabled platform for companies in the retail energy industry. We are designing this platform around an Internet-based business-to-business e-hub that will integrate seamlessly with our entire suite of solutions. We believe this e-hub will enable retail energy companies to simplify and lower the cost of their business interactions by conducting them through the Internet rather than through expensive, point-to-point private networks. We believe development of this comprehensive platform will increase the overall value of our solutions.

 Create a Network Effect by Attracting the Largest Retail Energy Companies to Our Platform

   We intend to continue to market our solutions to large, multi-regional utilities, distribution companies, energy marketers and other businesses engaged in the retail energy industry. As our solutions become more widely adopted, we expect to build a critical mass of retail energy companies that will use our e-hub as the primary venue for their business-to-business interactions. We are focusing on the larger multi-regional companies with which many other market participants must do business. We believe that the e-hub will generate a network effect, where the value to each participant using the e-hub increases with the addition of each new participant.

 Utilize Transaction-Based Pricing to Accelerate Market Penetration and Develop Recurring Revenue Streams

   We intend to expand our use of transaction-based pricing, which we believe offers our customers significant benefits and provides us with a recurring revenue stream. Our transaction-based pricing model reduces the initial investment required to obtain the benefits of our high-end solutions, which allows our customers to reduce their time-to-market with competitive, customer-focused information systems. We believe this model will enable us to continue to compete effectively and to achieve broad-based adoption of our solutions more quickly.

   Build Strong Product and Integration Alliances

   We intend to broaden our strategic relationships with leading companies in three general categories: application service providers, system integrators and complementary software developers. Our application service provider partners, such as Computer Sciences Corporation Energy Services, market our software in a hosted environment to energy market participants, generally in conjunction with other value-added services. Our system integrator partners, such as PricewaterhouseCoopers extend our marketing and sales effort, in addition to serving as general systems integrators for our products. Our complementary software developer partners, such as Siebel Systems and Altra Energy Technologies, deliver solutions that complement our own, and thus expand the immediate utility of our products. These relationships allow us to focus on our core areas of expertise, while taking advantage of the technologies, expertise and market position of these industry leaders. We believe that these relationships will further facilitate the rapid and widespread deployment of our products.

 Continue Efforts to Establish Energy Industry Standards

   By actively participating in efforts to establish energy industry standards, we help ensure the compatibility of our products with those standards and gain credibility with our customers as a technology leader. In furtherance of these objectives, our personnel currently serve on national industry boards that we believe will influence the standards that will become widely used, such as the Utility Industry Group, Gas Industry Standards Board and Coalition for Uniform Business Rules. To promote standardization, Excelergy has been the first company to publish and donate to the public domain XML-based communication protocols for the deregulated retail energy industry. Based on previously developed Utility Industry Group standards, these protocols, known as Partner Interface Process for Energy (PIPE), form a framework for XML-based communications of electronic business transactions among retail energy companies. These standards are available without charge at www.xml-pipe.org.

 Expand Our International Presence

   We intend to be an early entrant into deregulating retail energy markets outside the United States by expanding our sales, marketing and services organizations. To complement this strategy, we also intend to establish strategic relationships to accelerate our expansion into international markets.

Products and Services

   We offer business-to-business e-commerce solutions for the deregulating retail energy marketplace. We are designing our products so they can be deployed independently or as a fully integrated suite. Our product offerings include:

  . Excelergy ABP 3000--a scalable, flexible customer relationship management and billing system for retail energy companies;

  . Excelergy eXACT--business-to-business transaction management solutions that enable our customers to manage and exchange data electronically; and

  . e-ChoiceNet--solutions that enable retail energy companies to establish privately branded Internet portal that let end users conduct online auctions to select their energy providers and access pricing and service information.

   In addition, we provide consulting and implementation services to configure our software to meet a customer's particular business needs and information systems requirements.

 Excelergy ABP 3000

   Our Excelergy ABP 3000 software is a scalable, flexible, customer-focused customer relationship management and billing system for the retail energy companies. In contrast to information systems used by traditional utilities in which end-user information is typically organized by meter, ABP 3000 organizes information by end user. This account structure enables retail energy companies to be more responsive to their end users, who may purchase multiple energy commodities and other products and services at various sites across several regions. Our software allows customers to manage the complex invoicing data associated with these accounts and to create invoices that reflect different regionally mandated invoice formats, rate structures and tax calculations. The ABP 3000 software enables our customers to operate in multiple jurisdictions, using one customer information and billing system. Using our ABP 3000 software, our customers can present invoices online and support electronic payments. These features enable retail energy companies to enter new markets rapidly, enroll new end users, track energy usage, bill end users more effectively and reduce end-user turnover.

   The features of our ABP 3000 software include:

 Feature                                        Description
 ------------------------- ----------------------------------------------------
 Flexible Relationship     Allows our customers to manage end-user
 Management                relationships through customizable accounts.

 Scalability               Successfully tested for up to 10 million end users,
                           ABP 3000 can handle the high volume data
                           requirements of the deregulated energy industry.

 Multi-Jurisdictional      Accommodates billing requirements, such as tax
                           calculations and invoice presentations, mandated by
                           different local, regional or state jurisdictions.

 Multiple Products and     Provides the ability to bill a range of metered and
 Services                  non-metered products and services across multiple
                           service locations.

 Consolidated Billing      Allows delivery of a single bill for an end user,
                           regardless of the number of meters serviced or
                           distribution companies involved.

 Rate Designer             Allows for quick and easy design of custom and
                           complex billing rates, including flat, block, time
                           of use, real-time, seasonal, index and user- defined
                           rates.

 Online Account            Allows end users to enroll with a retail energy
 Management                company, manage their accounts, obtain account
                           summaries, view invoices and access recent
                           transaction information and energy usage history.

 Flexible Data Extender    Allows data fields to be added throughout the system
                           without costly and time-consuming programming
                           modifications or implementations.

 Reporting and Data Export Provides standard and customizable reporting capabilities and the ability to export results into other applications.

 eXACT Transaction Management Solutions

   Our eXACT transaction management solutions enable retail energy companies to transact business and exchange data electronically with enhanced speed, accuracy and efficiency. These solutions provide customers with an easy-to-use system to validate transaction information, manage errors and exceptions and communicate corrected information to their business partners. The eXACT transaction management solutions are currently integrated into our ABP 3000 software. We are developing and offering our new eXACT software, which will be licensed separately from our ABP 3000 software. This new software, which we expect will be available during the middle of 2000, will include enhancements designed to:

  . facilitate communications among all retail energy companies, including meter reading companies and payment agents;

  . support communications between companies using different protocols, including XML and EDI, over the Internet and other communications networks;

  . allow users to review information about electronic business transactions in an easy-to-read format and to edit transactions online; and

  . integrate with any customer information and billing system, in addition to our ABP 3000 software.

   Key features of our eXACT transaction management solutions, which are currently included in our ABP 3000 software, include:

 Feature                                          Description
 ---------------------- -----------------------------------------------------------------
 Multiple Transactions  Supports transactions involving:
                         . Enrollment Requests         . Historical Usage Responses
                         . Enrollment Responses        . Monthly Usage
                         . Enrollment Rejections       . Billing (including multiple
                         . Historical Usage Requests   billing   scenarios
                                                       . Payments
 Transaction Validation
  Level 1:              Checks for compliance with fundamental data and communication requirements, such as the existence of properly formatted
                        information in all required fields.

  Level 2:              Confirms that only information that is appropriate for the sender's role in the retail energy market and jurisdiction of operation is included in the transaction.

  Level 3:              Validates transaction data against information contained in a retail energy company's ABP 3000 software and checks for
                        compliance with conditions applicable to the specific account involved.

 Transaction Viewer     Displays key details of any transaction, which facilitates identification and resolution of errors.

 Transaction Resubmit   Allows users to resubmit for processing previously rejected transactions.

 Dialogue and Delivery  Creates EDI business transactions that can be immediately delivered over private networks or the Internet.

   Our new eXACT software will include the following enhanced features:

 Feature                                      Description
 --------------------- --------------------------------------------------------
 Any-to-Any            Automatically translates various state or industry-
 Dialogue              specific communication protocols, including XML and EDI,
                       allowing retail energy companies to communicate using
                       their preferred protocols.

 Transaction Edit &    Provides a user-friendly display of transaction and
 Resubmit              exception details that allows a user to easily edit and
                       resubmit transactions online.

 Expanded              Supports these additional transactions:
 Transactions           . Metering Changes
                        . Payment Collections
                        . Write-offs

 Transaction
 Validation
  Enhanced Level 1:    Offers automatic confirmation of a broader range of data
                       and communication requirements using XML.

  Enhanced Level 2:    Expands Level 2 validation to cover all retail energy
                       companies, including meter reading companies and payment
                       agents.

  Enhanced Level 3:    Enables Level 3 validation for any customer information
                       or billing system, in addition to our ABP 3000 software.

 Security Allows transmission of all information using any Internet encryption technology and transmission protocol mandated for a region.

 Electronic Notices    Provides the ability to communicate information
                       electronically to any business partner in a simple text
                       format that is recorded along with the formal
                       transaction data.

 e-ChoiceNet

   e-ChoiceNet provides Internet-based solutions that enable our customers to offer their end users product, service and pricing information and to conduct online energy auctions. Retail energy companies can privately brand or customize e-ChoiceNet, creating a web site that can be easily integrated into their other online efforts. End users can access e-ChoiceNet to compare energy prices, services and programs from any number of participating electric power and natural gas companies and then select their provider.

   The key features of e-ChoiceNet include:

 Feature                                     Description
 -------------------- ---------------------------------------------------------
 Request for Proposal Following a guided process, commercial and industrial
 Service              customers can request pricing and commodity purchase
                      information directly from participating energy suppliers.
                      Energy marketers are notified by e-mail of the request
                      and can respond using e-ChoiceNet. End users can then
                      review submitted bids and select their energy provider
                      online.

 EnergyBoard          Retail energy companies can offer their residential and
                      small business end users an open bulletin board where
                      energy marketers create, post and maintain energy pricing
                      plans. End users then have the convenience of going to
                      one online location to review their options and enroll
                      with their energy provider.

 Security All information submitted through e-ChoiceNet is encoded using secured sockets layer (SSL) technology, which provides data encryption and message integrity for Internet communications.

 Exceleration Service Methodology

   To facilitate the deployment of our products, we provide implementation services based on a methodology that focuses on our customers' business processes, technology and people. Although each of our software solutions addresses a unique set of business needs, our Exceleration methodology entails the following phases:

 Phase                                       Description
 -------------------- --------------------------------------------------------
 Pre-Implementation   Production of an implementation proposal, which
                      identifies key business requirements and a systematic
                      approach for implementation.

 Project Definition   Determination of high-level business requirements, key
                      assumptions and issues to be addressed.

 Analysis, Design and Comprehensive analysis of business and technical
 Development          requirements to accurately configure our software and to
                      translate system and business requirements into
                      functional and technical specifications.

 Testing and Training Performance, stress testing and training with respect to all aspects of our solution, including interfaces with internal systems, data exchange with external trading partners and historical data conversion processes.

 Activation           Transitioning business operations to the Excelergy
                      solution, including conversion of historical customer
                      data.

 Post-Implementation  Provision of system support and training following
 Support implementation to ensure that all systems and business operations are running smoothly.

Product Deployment

   We offer a mix of deployment options to facilitate broad-based adoption of our products in the retail energy market. With our current product family, our solutions are deployed in two ways.

   We license our products directly to retail energy companies and to application service providers. When our software is licensed directly, we provide the software and professional services implementation support to configure the solution for the unique business requirements of the customer. For customers seeking an outsourced solution, we will help configure our software for an application service provider that will host the application for the customer.

   We have historically licensed our ABP 3000 product for a one-time, perpetual license fee, with maintenance and support available for additional fees. We are now offering our entire suite of products on a transaction-based pricing model where we collect a fee for each transaction processed by our customers using our solutions.

   Our e-ChoiceNet solution is hosted by Exodus Communications, a provider of data centers, network services and managed services. Exodus Communications delivers its services from geographically distributed, state-of-the-art Internet data centers.

Strategic Alliances

   Our strategy includes the development of broad-based, third-party strategic alliances. We believe that strategic partnerships will assist us in gaining broad market acceptance, as well as enhancing our marketing, sales and distribution capabilities. These relationships provide us with access to additional implementation resources and allow us to deliver broader consulting services to a client beyond the immediate service needs relating to our specific solutions.

   We have established strategic relationships with companies in three general categories: complementary software developers, systems integrators, and application service providers. Our software product partners include Siebel Systems and Altra Energy Technologies. These partners' complementary software products enhance the immediate utility of our products. Our system integrator partners include PricewaterhouseCoopers. These system integrators make a significant investment in Excelergy product training, cooperate with Excelergy in sales lead generation and joint marketing activities, and serve as general systems integrators of customer solutions that go beyond Excelergy's product offerings.

   We have a relationship with Computer Sciences Corporation Energy Services, an application service provider. Application service providers market our software in a hosted environment to retail energy companies, generally in conjunction with other value-added services. Excelergy customers may use our software without needing to license, install or maintain it themselves, at a lower initial investment of capital and skilled technical personnel. This provides another delivery option for our customers, and thus extends the reach of Excelergy in the marketplace.

   We expect to continue to build and leverage our relationship with top-tier complementary software developers, systems integrators and application service providers to accelerate our growth worldwide.

Research and Development

   A strong development capability is essential to deliver products that are responsive to an emerging market, to improve the quality and functionality of those products, and to enhance our core technology. We have invested significant time and resources in creating a structured process for undertaking all product development projects. We believe the best way to maximize our development capability is to have small, entrepreneurial development teams, each of which is focused on a specific product. Our product teams consist of systems managers, technical leaders, project leaders, developers and analysts. Supporting these teams are separate service teams, each of which is focused on a specific common service. These services are core technology, architecture review, testing and support, and release management. The managers ensure that the product teams work closely with the service teams to get the support they need and to provide continuity across our products.

   We are currently working on adding features and functionality to our current solutions and on the development of our stand-alone eXACT transaction management solutions. As of December 31, 1999, we had a total of 31 employees and 59 independent contractors in our research and development area. We intend to decrease our reliance on contractors for our research and development activities. We spent approximately $653,000 and $7.3 million on research and development during the period from inception (February 8, 1998) through December 31, 1998 and the year ended December 31, 1999, respectively.

Sales and Marketing

 Direct Sales Model

   We sell our software primarily through our direct sales organization. As of March 2, 2000, our direct sales force consisted of 12 employees selling from our U.S. offices. We use a team sales approach in which professional account representatives work with pre-sales product and service experts. Our pre-sales team focuses on qualifying customers before turning an account over to a direct account representative. We typically sell directly to senior executive management teams, including the chief financial officer, the chief information officer, vice president of marketing and the senior manager of the primary user group. We utilize teams consisting of both sales and technical professionals, who may work with our strategic partners, to create organization-specific proposals, presentations and demonstrations that address the specific needs of each potential customer.

 Marketing

   To support and supplement our growing direct sales channel, we are devoting significant resources to build a strong marketing effort in the areas of product management, strategic alliances, market development and marketing communications. Our primary marketing objectives are to build a strong awareness of the Excelergy brand and a favorable perception of our platform. We strive to articulate a clear and consistent message to our existing customers, prospective customers and alliance partners. We proactively engage industry analysts, consulting firms, trade press and business press that influence our prospective customers' purchasing decisions. Other communications vehicles include banner advertising on the Internet, print advertising in industry periodicals, trade shows, speeches at industry conferences, the Excelergy web site, direct mail, telemarketing to our prospect database. All these efforts generate sales leads for further qualification by our direct sales organization.

Customers

   We target both established, regulated distribution companies and a broad range of energy marketers. As of March 2, 2000, customers that have licensed our ABP 3000 product include:

  . Allegheny Power Service Corporation    . Constellation Energy Group


  . Boston Gas                             . First Energy Services Corporation

  . Computer Sciences Corporation

   During 1999, our three largest customers, which were First Energy Services Corporation, Computer Sciences Corporation and Allegheny Power Service Corporation, each accounted for more than 10% of our revenue. In addition, during 1998, First Energy Services Corporation accounted for more than 10% of our revenue. Our largest customer, First Energy Services Corporation represented 80% and 50% of our revenue in 1998 and 1999, respectively.

   As of March 2, 2000, customers that have licensed our e-ChoiceNet include:

  . Amerada Hess                           . Niagara Mohawk


  . Arcadia Energy Corporation             . Total Gas and Electric


  . BP Amoco                               . TXU Energy Services

e-ChoiceNet.com Relationships

   We have an agreement with Southern California Gas Company to purchase the business relating to the www.e-ChoiceNet.com web site, which was formerly operated by Southern California Gas Company as www.energymarketplace.com, and related assets. This purchase will be completed upon receipt of regulatory approvals. Pending receipt of those approvals, we are operating the web site under an exclusive license and right to operate that business. While we currently expect that the required approvals will be granted during the second quarter of 2000, we cannot assure you if or when they will be obtained. Southern California Gas Company's contractual relationships with the following companies related to the web site are included in the assets we expect to acquire:

  . APS Energy Services                    . Pacific Gas and Electric
  . Cleen 'n Green Energy                    Corporation
  . Commonwealth Energy Corporation        . Preferred Energy Services
  . Cook Inlet Energy Supply               . Reliant Energy Retail
  . Duke Energy Trading and Marketing      . San Diego Gas and Electric
  . Duke Solutions                         . SCANA Energy Trading Company
  . Engage                                 . Southern California Gas
  . Illinova                               . TXU Energy Services
                                           . Utilicorp Energy Solutions

Technology

   The fundamental components of our technology are:

   Object-Oriented Design. We use a robust, object-oriented design for our software. This approach has allowed us to create a library of reusable software objects that provides the foundation of our business processing engine. Our software is developed in C++ and modeled using unified modeling language techniques. C++ provides platform independence for our products, while allowing them to operate in the native machine code of the host computer, which improves performance. Unified modeling language is the industry-standard techniques for specifying, visualizing, constructing and documenting an object-oriented system.

   XML-Based Processing. All of our products make use of XML to facilitate communications, data conversion, data validation, and exposure of application processing interfaces. XML is a flexible document format for structuring data on the Internet. XML, which is platform independent, allows documents to be created and read quickly and easily by humans, is beneficial to a wide variety of diverse applications and speeds browser user interface development. We believe the use of XML will encourage consistent industry-wide data validation.

   We are committed to the advancement of open standards for the deregulated energy industry. We were the first company to publish and donate XML protocols to the public domain for this industry. Based on previously developed Utilities Industry Group standards, PIPE (Partner Interface Process for Energy) is a framework for XML/Internet-based communications. XML-PIPE has been turned over to the public domain and is supported through www.xml-pipe.org.

   Scalability. Our server processing technology has been specifically designed to be extremely scalable by employing sophisticated parallel and multi-threaded processing techniques. Parallel server processing manages partitioned workloads across multiple servers, processing in parallel against the same database. Multi-threaded processing capability distributes work across multiple computer processing units within a single server. Process parallelization allows separate discrete processes to run simultaneously.

Competition

   We compete in a market that is rapidly evolving, fragmented and intensely competitive. We expect competition to persist and intensify further. Our primary competitors include:

  . companies that offer customer relationship management, billing or other solutions exclusively to energy companies, but do not provide the full range of products and services required by energy market participants;

  . companies that offer products and services across a broad range of industries, but do not offer solutions tailored to meet the unique needs of the deregulating retail energy market;

  . internal development departments of a number of energy companies that are developing proprietary systems or modifying existing legacy systems; and

  . software vendors that are expanding their product lines to offer solutions intended to address the requirements of the deregulating energy market.

   Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger, installed base of customers than we do. In addition, many of our competitors have well-established relationships with our current and potential customers. Further, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs or otherwise enhance their ability to compete with us. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of consolidations in deregulated energy markets.

   We believe that our solutions compete effectively on the basis of the following principal competitive factors:

  . industry expertise, including our management's experience in operating retail energy companies, and knowledge of the needs of businesses participating in the deregulating retail energy markets;

  . performance, breadth and depth of functionality, ease-of-use and scalability of the solution;

  . flexibility to interface with legacy systems and third-party software;

  . referenceable customers;

  . speed and ease of implementation;

  . customer service and support; and

  . pricing model, and size of initial investment required to install and operate the solution.

Intellectual Property and Other Proprietary Rights

   We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws.

   We license rather than sell Excelergy products and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

   We rely on technology that we license from third parties, including software that is integrated with our software and used in Excelergy products to perform certain functions. If we are unable to continue to license any of this software on commercially reasonable terms, we will face delays in releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our current product.

   We have filed trademark applications in the United States for, among others, Excelergy, Excelergy ABP, Excelergy eXACT, Exceleration and e-ChoiceNet. The above-mentioned trademark applications are subject to review by the applicable governmental authority, may be opposed by private parties, and may not issue.

Employees

   As of March 2, 2000, we had a total of 123 employees, including 48 in research and development, 37 in sales and marketing, 22 in professional services and 16 in finance and administration. In addition, we had 49 independent contractors involved in research and development as of March 2, 2000. None of our employees are subject to a collective bargaining agreement and we believe our relations with our employees are good.

Facilities

   Our primary administrative, sales, marketing, research and development facility will be located in Lexington, Massachusetts as of April 3, 2000 and this facility consists of approximately 31,500 square feet of office space held under a lease that expires in April 2005. As of December 31, 1999, we also lease offices in Cambridge, Massachusetts, Atlanta, Georgia and Santa Monica, California. We believe our existing facilities meet our current needs and that we will be able to obtain additional commercial space as needed.

Legal Proceedings

   Although we are not currently a party to any litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

Executive Officers, Directors and Other Key Employees

   The names, ages and positions of our current directors, executive officers and key employees are as follows:

Name                     Age                         Position
----                     ---                         --------
Executive Officers and
 Directors
Cary G. Bullock.........  54 President, Chief Executive Officer, Co-Founder and
                             Chairman of the Board Of Directors
Kevin Monagle...........  36 Executive Vice President, Co-Founder and Director
Daniel N. Pullman.......  41 Vice President, Operations
Robert E. Kinney........  46 Chief Financial Officer and Vice President, Finance
Philippe A. Frangules...  40 Vice President, eCommerce
Christopher Cazer.......  38 Vice President, Development and Chief Technology Officer
Robert E. Davoli*.......  51 Director
Mark P. Gorenberg*......  45 Director
R. David Tabors*........  28 Director
Key Employees
Joan McElwee............  49 Vice President, Human Resources
Stephen Prince..........  39 Vice President, Market Development
John L. Sherry..........  44 Vice President, Marketing
Joseph A. Voica.........  39 Vice President, Sales
Kurt Zuch...............  32 Vice President, Professional Services

--------
*  Member of the compensation and audit committees

 Executive Officers and Directors

   Cary G. Bullock is Co-Founder, President, Chief Executive Officer and Chairman of the Board of directors of Excelergy and has served as a director since its inception in 1998. Prior to founding Excelergy, Mr. Bullock worked as a consultant and assisted in setting up approximately a dozen major utility and energy service companies. He co-founded an energy service company that developed, built and financed major energy cost reduction projects for utilities and large commercial, industrial and institutional clients. Mr. Bullock led the development of two energy audit programs, XENCAP and XENCHECK, which have been widely used in the United States and Canada to survey several billion square feet of commercial and industrial space. He also led the development of the residential automated auditing programs, RECAP and Enercom. Mr. Bullock received an M.S. degree and a B.S. degree in electrical engineering from the Massachusetts Institute of Technology and a B.S. degree in physics from Amherst College.

   Kevin Monagle is Co-Founder and was named Executive Vice President of Excelergy in January 2000. Until January 2000, Mr. Monagle served as Vice President of Operations and as a director since the Company's inception in 1998. From 1993 to 1998, Mr. Monagle held various positions at Boston Edison Company and its subsidiaries, including Chief Financial Officer and Treasurer of Coneco Corporation, and Northwind Boston. From 1985 to 1990, Mr. Monagle was a supervisor at Coopers and Lybrand. Mr. Monagle holds an M.B.A. from the London Business School and a B.S. in accounting from Indiana University.

   Daniel N. Pullman was appointed Vice President, Operations of Excelergy in January 2000. Mr. Pullman has served as Chief Financial Officer since inception in 1998 until January 2000. Prior to joining Excelergy, Mr. Pullman served as Vice President of Operations and International Sales, President of Cannondale Japan and President of Cannondale Australia of the Cannondale Corporation, an international sporting goods company, from 1992 to 1997. Mr. Pullman also served as Vice President of Sales of Call Interactive, an interactive voice response telecommunications company from 1989 to 1991. From 1987 to 1989, Mr. Pullman was an Associate at Citibank specializing in leveraged financial transactions for media and related technology companies. Mr. Pullman received an M.B.A. degree from the Yale School of Management and a B.A. degree in American Studies from Yale University.

   Robert E. Kinney has served as Chief Financial Officer and Vice President, Finance of Excelergy since January 2000. From June 1997 to January 2000, Mr. Kinney was Executive Vice President and Chief Financial Officer of CiviGenics, a privately held corrections services company. Mr. Kinney served as Vice President and Chief Financial Officer for Transition Systems Incorporated, a decision support software company, from January 1996 to April 1997. From April 1985 to December 1995, Mr. Kinney was Treasurer and Chief Financial Officer of Analytical Technology Incorporated, a privately held analytical instruments manufacturer. From 1979 to 1985, Mr. Kinney served in various positions at Bank of Boston, including Assistant Vice President. Mr. Kinney holds an M.B.A. degree from Pennsylvania State University and a B.S. degree in finance from the University of Maine.

   Phillipe A. Frangules has served as Vice President, eCommerce since October 1999. Mr. Frangules also served as Vice President, Professional Services from February 1999 to September 1999. Prior to joining Excelergy, Mr. Frangules served as Vice President of Strategic Planning, Mergers and Acquisitions and investments in unregulated activities within Boston Edison from 1997 to 1999. From 1994 to 1997, Mr. Frangules served as a Vice President at BETG, an unregulated subsidiary of Boston Edison. Mr. Frangules was a consultant with the Alliance Consulting Group working in France and South Africa from 1988 to 1990. Mr. Frangules received a Masters of Science & Management degree from the Massachusetts Institute Of Technology Sloan School of Business and a B.A. degree in French from Bowdoin College.

   Christopher Cazer was appointed Vice President, Development and Chief Technology Officer in February 2000 and served as Vice President, Engineering from April 1999 to February 2000. Prior to joining Excelergy, Mr. Cazer served as Vice President, Retail Customer & Account Systems for Fidelity Investments from 1997 to 1998. He also served as Vice President, Strategic Development from 1995 to 1996. From 1994 to 1995, he served as Vice President, Client Server Development and Support. Mr. Cazer also held the position of Director and Systems Manager from 1992 to 1993. Mr. Cazer received a B.S. degree in accounting/computer science from Northeastern University.

   Robert E. Davoli has been a Director of Excelergy since February 2000. Mr. Davoli has served as General Partner of Sigma Partners, a venture capital firm, since April 1995. He served as President and Chief Executive Officer of Epoch Systems, a client-server software company, from February 1993 to September 1994. From May 1986 through June 1992, Mr. Davoli was the President and Chief Executive Officer of SQL Solutions, a relational database management systems consulting and tools company that he founded and sold to Sybase, Inc. in January 1990. Mr. Davoli is a director of ISS Group, Inc., a network security software company; Vignette Corporation, which provides Internet relationship management software products and services; and Versata, Inc., which provides solutions for complex, business-to-business, transaction-based web applications, all which are publicly held, and he serves as a director of several privately held companies. Mr. Davoli received a B.A. degree in history from Ricker College.

   Mark P. Gorenberg has been a Director of Excelergy since October 1999. Mr. Gorenberg has been a General Partner of Hummer Winblad Venture Partners, an investment partnership, since July 1993 and was an Associate since July 1990. Prior to joining Hummer Winblad Venture Partners,

Mr. Gorenberg was a Senior Software Manager in Advanced Product Development at Sun Microsystems. Mr. Gorenberg is also a director of AdForce and seven other private companies. Mr. Gorenberg received an M.S. degree in electrical engineering from the University of Minnesota, an M.S. degree in engineering management from Stanford University and a B.S. degree in electrical engineering from the Massachusetts Institute of Technology.

   R. David Tabors has served as a Director of Excelergy since January 1999. Mr. Tabors is a Principal at Battery Ventures Partners where he has been employed since October 1995. Prior to joining Battery Ventures Partners, he was an associate with Cambridge Associates, a financial consulting firm, from August 1993 to October 1995. Mr. Tabors currently serves on the boards of CheMatch.com, Pedestal, Inc., Eggrock Partners and WorldOil.com. Mr. Tabors received an A.B. degree in engineering from Dartmouth College.

 Key Employees

   Joan McElwee has served as Excelergy's Vice President, Human Resources since January 2000. Prior to joining Excelergy, Ms. McElwee was Director of Organization Effectiveness at Nstar Company (formerly Boston Edison Company). Prior to Nstar, Ms. McElwee held human resource management roles in financial services at Bank Boston from 1990 to 1991, Keystone Mutual Funds from 1987 to 1990 and The New England from 1985 to 1987. Ms. McElwee received a B.A. degree in psychology and education from Bridgewater State College and attended the University of Michigan's Human Resource Executive Program.

   Stephen Prince has served as Vice President, Market Development for Excelergy from December 1999. Prior to joining Excelergy, Mr. Prince was a Corporate Vice President in charge of the utility customer care and billing practice at Science Applications International Corporation from May 1998 to December 1998. Prior to that, Mr. Prince was the chief accounting officer and Controller for Edison Enterprises from September 1997 to May 1998. Mr. Prince served as chief accounting officer and Controller for Edison Source and Edison Select from January 1996 to September 1997 and from December 1993 to January 1996, Mr. Prince was Controller of Envest, a division of Southern California Edison. Mr. Prince holds an M.S. degree in tax from the Golden Gate University School of Taxation, a Contracts Management Certificate from the University of California, Irvine, and a B.A. degree in business administration/accounting from California State University, Fullerton.

   John L. Sherry has served as Vice President, Marketing from July 1999. Most recently, Mr. Sherry headed worldwide marketing for Kenan Systems as Executive Director of Marketing from 1996 to 1999. Prior to his work with Kenan, Mr. Sherry worked with IBM from 1983 to 1995 in various positions as Brand Manager, Commercial Business Area Marketing Manager, Graphics Product Line Manager and Product Strategy and Acquisition Manager. Mr. Sherry received an M.B.A. degree from Harvard Business School and a B.S. degree in applied mathematics from Brown University.

   Joseph A. Voica has served as Vice President, Sales for Excelergy since August 1999. Prior to joining Excelergy, Mr. Voica was Associate Vice President of Sales for Saville Systems, from 1996 to 1999. Mr. Voica also held various positions at Ameritech from 1984 to 1996. He was appointed in 1992 by U.S. Senator Robert Dole as an adviser to the U.S. Senate on key national economic issues. Mr. Voica received an M.B.A. degree in marketing and investment banking and a B.A. degree in electrical engineering and business administration, both from the University of Wisconsin.

   Kurt Zuch has served as Vice President, Professional Services since August 1999. Prior to joining Excelergy, Mr. Zuch founded Pathways Consulting in late 1994. Prior to Pathways, Mr. Zuch worked with Andersen Consulting from 1990 to 1994. Mr. Zuch received a B.S. degree in computer science from Virginia Polytechnic Institute and State University.

Board of Directors

   Our board of directors is currently comprised of five directors. In February 2000, our board of directors established the compensation committee and appointed Messrs. Davoli, Gorenberg and Tabors to serve on it. The compensation committee evaluates the salaries and incentive compensation of our management and employees and administers our 1998 stock plan.

   Our board also established an audit committee in February 2000 whose members are Messrs. Davoli, Gorenberg and Tabors. The audit committee is responsible for reviewing the results and scope of audits and other services provided by our independent public accountants and reviewing our system of internal accounting and financial controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Director Compensation

   Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses in attending board and committee meetings. Directors may also receive options under our 1998 stock plan.

Compensation Committee Interlocks And Insider Participation

   None of the members of our compensation committee has at any time since our formation been an officer or employee of Excelergy. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

   The following summary compensation table sets forth the total compensation paid or accrued for the year ended December 31, 1999 for the chief executive officer of Excelergy and each of our four other most highly compensated executive officers. These individuals are referred to as the named executive officers in this prospectus:

                             Annual Compensation              Long-Term Compensation Awards
                             -------------------- ------------------------------------------------------
                                                       Other        Restricted  Securities   All Other
                                                       Annual         Stock     Underlying  Compensation
Name and Principal Position  Salary ($) Bonus ($) Compensation ($) Award(s) ($) Options (#)     ($)
---------------------------  ---------- --------- ---------------- ------------ ----------- ------------
Cary G. Bullock.........      $150,000   $50,000          --           --           --          $306
 President and Chief
 Executive Officer
Kevin Monagle...........       150,000    50,000          --           --           --           306
 Executive Vice
 President
Daniel N. Pullman(1)....       110,598       --       $67,990          --           --           245
 Vice President,
 Operations
Philippe A. Frangules...       129,803    35,000       28,000          --           --           306
 Vice President,
 eCommerce
Christopher Cazer.......       166,697       --           --           --           --           306
 Vice President,
 Development

--------
(1) Mr. Pullman was our Vice President, Finance until January 2000.

Option Grants In Last Fiscal Year

   The following table shows information concerning each stock option granted to the named executive officers during our fiscal year ended December 31, 1999. All options included in the following table have a term of ten years, subject to earlier termination in the event the optionee's service with us terminates. All options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant.
The percent of total options granted is based on an aggregate of     options
granted by us to our employees, directors and consultants in the last fiscal year.

                                           Individual Grants
                         ------------------------------------------------------
                                                                                Potential Realizable
                                                                                 Values at Assumed
                                    Percent of                                      Annual Rate
                         Number of    Total              Deemed Fair               of Stock Price
                           Shares    Options               Market                 Appreciation for
                         Underlying Granted to Exercise   Value On                  Option Term
                          Options   Employees  Price Per   Date of   Expiration ---------------------
Name                      Granted    in 1999     Share      Grant       Date      0%     5%    10%
----                     ---------- ---------- --------- ----------- ---------- ------ ------ -------
Cary G. Bullock.........    --         --         --         --         --         --     --     --
Kevin Monagle...........    --         --         --         --         --         --     --     --
Daniel N. Pullman.......
Philippe A. Frangules...
Christopher Cazer.......

   In January 2000, Robert E. Kinney joined Excelergy as our Chief Financial
Officer and Vice President, Finance. Mr. Kinney purchased    shares of our
common stock at a purchase price of $   per share in January 2000. These shares
are subject to repurchase by us upon the occurrence of events specified in the stock repurchase and option amendment agreement we have with Mr. Kinney. See "Related Party Transactions--Loans to Officers."

   The potential realizable value at assumed 0%, 5% and 10% annual rates of compounded stock price appreciation in the table above are required by rules of the Securities and Exchange Commission and are based on the fair market value or deemed fair market value of the common stock used by us for accounting purposes, as applicable, and do not represent our estimates or projections of our future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information concerning option exercises and unexercised stock options for our fiscal year ended December 31, 1999 with respect to each named executive officer. There was no public trading market for our common stock as of December 31, 1999. Accordingly, as permitted by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of these options and an assumed
initial public offering price of $    (the midpoint of the range set forth on
the cover page of this prospectus).

                                                Number of Securities
                                               Underlying Unexercised    Value of Unexercised In
                                                     Options at           the Money Options at
                           Shares                  Fiscal Year End           Fiscal Year End
                         acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Cary G. Bullock.........     --        --         --           --           --           --
Kevin Monagle...........     --        --         --           --           --           --
Daniel N. Pullman.......                          --           --           --           --
Philippe A. Frangules...                          --           --           --           --
Christopher Cazer.......

1998 Stock Plan

   In June 1998, we adopted the 1998 stock plan and authorized an aggregate of shares of our common stock to be reserved for issuance thereunder. In February 2000, we amended the 1998 stock plan and authorized an aggregate of shares of our common stock to be reserved for issuance thereunder. As of
March 1, 2000, there were outstanding options to purchase a total of     shares
of common stock under this plan. The 1998 stock plan is administered by the compensation committee which consists of Messrs. Davoli, Gorenberg and Tabors, each of whom is an "outside director" as defined under applicable federal tax laws. The compensation committee has the authority to construe and interpret this plan and any agreement made thereunder, grant awards and make all other determinations necessary or advisable for the administration of this plan.

   Our 1998 stock plan provides for the grant of both incentive stock options that qualify under Section 422(b) of the Internal Revenue Code and non-qualified options. Incentive stock options may be granted only to our employees. Non-qualified options, and all other awards other than incentive stock options, may be granted to employees, officers, directors and consultants of Excelergy and any potential parent or subsidiary of Excelergy. However, consultants, independent contractors and advisors are eligible to receive awards only if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price for non-qualified options may not be less than the least of the par value per share of the common stock; the book value per share of the common stock as of the end of the fiscal year immediately preceding the grant; and 50% of the fair market value per share of common stock on the date of grant. The price per shares of any incentive stock option shall not be less than the fair market value per share of the common stock on the date of the grant.

   Subject to earlier termination in the event of termination of employment, options shall expire on the date specified by the compensation committee but not later than ten years from the date of grant for incentive stock options in general; ten years from the date of grant for non-qualified options; and five years from the date of grant in the case of incentive stock options granted to employees who own stock possessing more than 10% of the total combined voting power of all of our classes of stock.

   We may accelerate the vesting of options granted to the chief executive officer, any vice president and any other employee granted options for at least shares of common stock under the 1998 stock plan, in which case the employee may borrow money from us to exercise the vested options.

   Pursuant to our 1999 executive loan program, loans are full recourse, bearing interest at the minimum interest rate as of the date of the loan and may not be for an amount in excess of $450,000. Interest on these loans used to exercise vested options is due and payable annually on the 31st of December or, at the discretion of the board of directors, upon the maturity of the loan. Principal and any accrued but unpaid interest on the loans will be due and payable on the earlier of the fifth anniversary date of the loan, or 90 days after the termination of the executive's employment with us. Shares of common stock acquired pursuant to our 1999 executive loan program will be subject to stock repurchase and option amendment agreements.

   Unvested shares of common stock subject to stock repurchase and option amendment agreements may be repurchased at our option for the purchase price paid for the shares if any of the following events occurs: termination of the executive's employment by us, voluntarily or involuntarily for any reason, prior to the time the option is fully vested; receivership, bankruptcy or other creditor's proceeding against the executive or the taking of the shares of common stock from the executive by legal process; distribution of the shares of common stock by the executive to his or her spouse pursuant to a decree of dissolution, operation of divorce or property settlement agreement; and termination of the executive's employment by us for misconduct. Each year that the executive remains in our employ, a percentage of the shares of common stock subject to the stock repurchase and option amendment agreements are released from our right of repurchase.

   In addition, if an executive desires to sell to a third party any of the shares of common stock subject to a stock repurchase and option amendment agreement, we have the option to purchase all, but not less than all, of the shares of common stock on the same price and terms offered to the third party. Our right of first refusal expires with this offering.

Employee Stock Purchase Plan

   The 2000 employee stock purchase plan was adopted by our board of directors and stockholders in March 2000, to be effective upon the closing of this offering. The 2000 employee stock purchase plan provides for the issuance of a
maximum of     shares of our common stock.

   The 2000 employee stock purchase plan will be administered by the compensation committee. All employees of Excelergy who have completed at least 90 days of employment and whose customary employment is for more than 20 hours per week and for more than three months in any calendar year are eligible to participate in the 2000 employee stock purchase plan. Employees who would own 5% or more of the total combined voting power or value of Excelergy's capital stock immediately after the grant of the option may not participate in the 2000 employee stock purchase plan. To participate, an employee must authorize us to deduct an amount not less than one percent and not more than 10% of a participant's total cash compensation from his or her pay during six-month payment periods. The first payment period will commence on the earlier to occur of June 1, 2000 and the first day of the first calendar month following the effective date of the Registration Statement on Form S-8 filed with respect to the shares issued under the 2000 employee stock purchase plan and shall end December 31, 2000. Thereafter, the payment periods will commence on the six-month periods commencing on January 1 and July 1, respectively, and ending on the following June 30 and December 31, respectively, of each year. In no case
shall an employee be entitled to purchase more than    shares in any one
payment period. The price for each share of common stock purchased in each payment period is 85% of the lesser of the last reported sale price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to purchase any shares of common stock for that period pursuant to the 2000 employee stock purchase plan, and the amount of his or her accumulated payroll deductions will be refunded. Rights pursuant to the 2000 employee stock purchase plan may not be transferred or assigned. An employee's rights under the 2000 employee stock purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No rights have been granted to date under the 2000 employee stock purchase plan.

                           RELATED PARTY TRANSACTIONS

Preferred Stock Sales

   Series A Preferred Stock. On January 19, 1999 and March 5, 1999, we closed the sale of an aggregate of 1,301,852 shares of Series A preferred stock, par value $.01 per share, at a purchase price of $5.40 per share to raise capital to finance our operations. The Series A preferred stock is convertible into an
aggregate of    shares of common stock. In connection with their investment, the holders of the Series A preferred stock voting together with the holders of the Series B preferred stock were allowed to elect two members to our board of directors, who are Mark P. Gorenberg and R. David Tabors. This right expires upon the closing of this offering.

   Series B Preferred Stock. On October 15, 1999 and November 14, 1999, we closed the sale of an aggregate of 3,729,336 shares of Series B preferred stock, par value $.01 per share, at a purchase price of $4.72 per share to raise capital to finance our operations. The Series B preferred stock are
convertible into an aggregate of     shares of common stock. The holders of the
Series B preferred stock have the rights with respect to the election of directors described above.

   Series C Preferred Stock. On February 16, 2000, we closed the sale of an aggregate of 2,750,634 shares of Series C preferred stock, par value $.01 per share, at a purchase price of $8.38 per share to raise capital to finance our operations. The Series C preferred stock are convertible into an aggregate of shares of common stock. The holders of the Series C preferred stock were allowed to elect one member to our board of directors, who is currently Robert
E. Davoli. This right expires upon the closing of this offering.

   The following table summarizes the shares of preferred stock purchased in private placement transactions by our directors, executive officers and 5% stockholders and persons and entities associated with them:

                            Number of Shares Number of Shares Number of Shares
                              of Series A      of Series B      of Series C
Purchaser                   Preferred Stock  Preferred Stock  Preferred Stock
---------                   ---------------- ---------------- ----------------
Entities affiliated with
 Battery Ventures
  Battery Ventures IV,
   L.P.....................     912,037         1,043,432          293,854
  Battery Investment
   Partners IV LLC.........      13,889            15,890            4,475
Entities affiliated with
 Hummer Winblad Venture
 Partners
  Hummer Winblad Venture
   Partners III, L.P.......     351,851               --               --
  Hummer Winblad Technology
   Fund III, L.P...........      18,519               --               --
  Hummer Winblad Venture
   Partners IV, L.P........         --            847,458          343,675
  Hummer Winblad Technology
   Fund IV, L.P............         --                --            14,320
Entities affiliated with
 Nassau Partners
  Nassau Capital III,
   L.P.....................         --          1,051,201          205,538
  NAS Partners I LLC.......         --              8,121            1,588
Entities affiliated with
 Sigma Partners
  Sigma Partners V, L.P....         --                --         1,414,084
  Sigma Associates V,
   L.P.....................         --                --           328,520
  Sigma Investors V, L.P...         --                --            47,372
Entities affiliated with
 Kevin Monagle
  William J. Monagle
   Trust...................         --              5,297            5,370
  S. Theresa Monagle
   Trust...................         --              5,297            8,115
50 Church Street
 Associates(1).............         --             11,653              --
Daniel N. Pullman..........         --             10,593            4,773
Stephen Prince.............         --                --             5,500
Christopher Cazer..........         --              5,000            2,000
Richard Tabors(2)..........       3,704               --               --
John G. Kenny Family
 Trust(3)..................         --                --             1,193

--------
(1) 50 Church Street Associates is an entity of which Cary G. Bullock is President, Chief Executive Officer and Chairman of the Board of Directors.
(2) Richard Tabors is the father of R. David Tabors, a director.
(3) The trustee of the John G. Kenney Family Trust, John G. Kenney, is the father-in-law of Kevin Monagle, our Executive Vice President and a director.

   In connection with the above transactions, we entered into agreements with the investors providing for registration rights with respect to these shares. The most recent such agreement is an Amended and Restated Registration Rights Agreement, dated February 16, 2000, which restates and incorporates the rights of all investors. For more information regarding this agreement, see "Shares Eligible for Resale--Registration Rights."

   Warrants. On September 1, 1999, we closed the private placement of a warrant
to purchase      shares of common stock for an exercise price of $   per share
as consideration for our acquisition of a license for a web site and related assets from Southern California Gas Company. In connection with its acquisition of the warrant, Southern California Gas Company also acquired rights pursuant to the Amended and Restated Registration Rights Agreement with respect to the shares of common stock underlying its warrant.

   We believe that all transactions described above were made on terms no less favorable to us than we would have obtained from unaffiliated third parties. All future transactions, if any, with our executive officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties and will be approved by a majority of the board of directors and by a majority of the disinterested members of the board of directors.

Loans to Officers

   On August 27, 1999 and January 31, 2000, we made loans to Daniel N. Pullman, our Vice President, Operations, under our executive loan program in the aggregate amount of $111,350 in order for him to exercise options for an
aggregate of      shares of common stock which had immediately vested pursuant to an acceleration provision in the terms of stock repurchase and option amendment agreements. The term of each full recourse loan is for the earlier of five years or 90 days after Mr. Pullman's termination of employment with us and each of the loans bears interest at the then applicable federal rate prescribed under Section 1274(d) of the Internal Revenue Code, currently 5.96% and 5.88%, respectively.

   On August 27, 1999, we made a loan to Philippe A. Frangules, our Vice President, eCommerce, under our executive loan program in aggregate amount of
$445,600 in order for him to exercise options for an aggregate of      shares
of common stock which had immediately vested pursuant to an acceleration provision in the terms of a stock repurchase and option amendment agreement. The term of the full recourse loan is for the earlier of five years or 90 days after Mr. Frangules' termination of employment with us and the loan bears interest at the then applicable federal rate prescribed under Section 1274(d) of the Internal Revenue Code, currently 5.96%.

   On January 27, 2000, we made a loan to Robert E. Kinney, our Chief Financial Officer and Vice President, Finance, under our executive loan program of
$373,500 in order for him to exercise options for an aggregate of      shares
of common stock which had immediately vested pursuant to an acceleration provision in the terms of a stock repurchase and option amendment agreement. The term of the full recourse loan is for the earlier of five years or 90 days after Mr. Kinney's termination of employment with us and the loan bears interest at a rate of at the then applicable federal rate prescribed under
Section 1274(d) of the Internal Revenue Code, currently 5.88%.

   On August 27, 1999 and January 31, 2000, we made loans to Christopher Cazer, our Vice President, Development and Chief Technology Officer, under our executive loan program in the aggregate amount of $193,100 in order for him to
exercise options for an aggregate of      shares of common stock which had
immediately vested pursuant to acceleration provisions in the terms of stock repurchase and option amendment agreements. The term of each full recourse loan is for the earlier of five years or 90 days after Mr. Cazer's termination of employment with us and each of the loans bears interest at the then applicable federal rate prescribed under Section 1274(d) of the Internal Revenue Code, currently 5.96% and 5.88%, respectively.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth material information regarding beneficial ownership of our common stock as of March 1, 2000 and as adjusted to reflect the sale of the shares of common stock offered hereby, by

  .each person who we know to beneficially own more than 5% of our common stock,

   .  each of our named executive officers,

   .  each of our directors, and

   .  all executive officers and directors as a group.

   Except as noted below, the address of each person listed on the table is c/o Excelergy Corporation, 3 Cambridge Center, Cambridge, Massachusetts 02142, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.

                                                                Percentage of
                                                                Common Stock
                                                                 Outstanding
                                                              -----------------
                                          Number of Shares     Before   After
Name of Beneficial Owner               Beneficially Owned (1) Offering Offering
------------------------               ---------------------- -------- --------
Entities affiliated with Battery                                23.8%
 Ventures(2)..........................
 20 William Street
 Wellesley, MA 02481
50 Church Street Associates(3)........                          14.1
Entities affiliated with Hummer                                 12.6
 Winblad Venture Partners(4)..........
 2 South Park, 2nd Floor
 San Francisco, CA 94107
Entities affiliated with Sigma                                   8.4
 Partners(5)..........................
 2884 Sand Hill Road, Suite 121
 Menlo Park, CA 92131
Kevin Monagle Revocable Trust(6)......                           8.4
Entities affiliated with Nassau                                  6.0
 Partners(7)..........................
 22 Chambers Street
 Princeton, NJ 08542
Cary G. Bullock(3)....................                          14.1
Kevin Monagle(6)......................                           8.5
Daniel N. Pullman(8)..................                           1.1
Philippe A. Frangules(9)..............                           3.1
Christopher Cazer.....................                             *
Robert E. Davoli(5)...................                           8.4
Mark P. Gorenberg(4)..................                          12.6
R. David Tabors(2)....................                          23.9
All executive officers and directors
 as a group (9 persons)...............                          84.5

--------
*   Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable by Excelergy to a person or entity named below pursuant to options which may be exercised within 60 days after March 1, 2000 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.
(2) Includes    shares held by Richard D. Tabors,     shares held by Battery
    Ventures IV, L.P. and     shares held by Battery Investment Partners IV,
    LLC. R. David Tabors is a member of our board of directors and is a Principal of Battery Ventures. Mr. Tabors disclaims beneficial ownership of the shares held by the funds affiliated with Battery Ventures, except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers with respect to the shares held by the entities affiliated with Battery Ventures: Richard Frisbie, Todd Dagres, Thomas Crotty, Oliver Curme, Kenneth Lawler, and Robert Barrett.
(3) Includes    shares held by 50 Church Street Associates, Inc., of which Mr.
    Bullock is the President, Chief Executive Officer and Chairman.
(4) Includes    shares held by Hummer Winblad Venture Partners III, L.P.,
    shares held by Hummer Winblad Technology Fund III, L.P.,     shares held
    by Hummer Winblad Venture Partners IV, L.P., and     shares held by Hummer
    Winblad Technology Fund IV, L.P. Mark P. Gorenberg is a member of our board of directors and a general partner of Hummer Winblad Venture Partners. Mr. Gorenberg disclaims beneficial ownership of the shares held by the funds affiliated with Hummer Winblad Venture Partners except to the extent of his pecuniary interest therein. John R. Hummer is the sole natural person who exercises voting and/or dispositive powers with respect to the shares held by the entities affiliated with Hummer Winblad Venture
    Partners: [list].
(5) Includes     shares held by Sigma Partners V, L.P.,    held by Sigma
    Associates V, L.P. and     shares held by Sigma Investors V, L.P. Robert
    E. Davoli is a General Partner of Sigma Partners. Mr. Davoli disclaims beneficial ownership of the shares held by the funds affiliated with Sigma Partners, except to the extent of his pecuniary interest therein. The following persons exercise voting and/or dispositive powers with respect to the shares held by the entities affiliated with Sigma Partners: Robert Davoli, John Mandile, Cliff Haas, Wade Woodson, and Lawrence Finch.
(6) Includes    shares held by the John G. Kenney Family Trust,    shares held
    by the Kevin Monagle Revocable Trust,    shares held by the Monagle
    Children Trust,    shares held by the William J. Monagle Trust and
       shares held by the S. Teresa Monagle Trust, as to which Mr. Monagle disclaims beneficial ownership.
(7) Includes     shares held by Nassau Capital III, L.P. and     shares held
    by NAS Partners I, LLC. The following natural persons exercise voting and/or dispositive powers with respect to the shares held by the entities affiliated with Nassau Partners: [list].
(8) Includes    shares held by the Pullman Family 2000 Irrevocable Trust, as to which Mr. Pullman disclaims beneficial ownership.
(9) Includes 40,000 shares held by Frangules Irrevocable Trust, as to which Mr. Frangules disclaims beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

   Effective upon the closing of this offering and the filing of our Amended and Restated Certificate of Incorporation, our authorized capital stock of
Excelergy will consist of     shares of common stock, par value $.01 per share,
and     shares of preferred stock, par value $.01 per share.

   The following summary description of our capital stock, as of the closing of this offering, is qualified by reference to the provisions of applicable law and to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed as exhibits to the registration statement of which this prospectus is a part.

 Common Stock

   As of December 31, 1999, there were     shares of common stock outstanding
and held of record by [ ] stockholders, after giving effect to the conversion of all outstanding shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and the warrant for shares of common stock upon the closing of this offering. Based upon the number of shares outstanding as of December 31, 1999 and giving effect to the issuance of the shares of common
stock offered by us with this prospectus, there will be [   ] shares of common
stock outstanding upon the closing of this offering. In addition, as of December 31, 1999, there were outstanding stock options to purchase a total of
[   ] shares of common stock.

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably lawful dividends as may be declared by the board of directors. However, these dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non-assessable. The shares of common stock to be issued by us in this offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

 Preferred Stock

   The board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from
time to time up to an aggregate of     shares of preferred stock, in one or
more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

   We have no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

Warrants

   On September 1, 1999, we closed the private placement of a warrant for
shares of common stock at an exercise price of $   per share as consideration
for our agreement to purchase the e-ChoiceNet.com web site and related assets, and a non-exclusive license to the technology and assets underlying our web site from Southern California Gas Company. In connection with its acquisition of the warrant, Southern California Gas Company also acquired registration rights with respect to the shares of common stock underlying the warrant.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law

   Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws and Delaware General Corporation Law contain certain provisions that could discourage, delay or prevent a change in control or an acquisition at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

 Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

   Our charter provides for the division of the board of directors into three classes as nearly as equal in size as possible with staggered three-year terms. In addition, the charter provides that directors may be removed for cause by the affirmative vote of the holders of a plurality of the shares of our capital stock entitled to vote and without cause by the affirmative vote of the holders of 75% of the shares of our capital stock entitled to vote.

   The by-laws provide that, except as otherwise provided by law or the charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by:

  . a majority of the directors then in office, even though less than a quorum may then be in office; or

  . the sole remaining director.

These provisions prevent a stockholder from enlarging the board of directors and filling the new directorships with the stockholder's own nominees without board approval. These provisions of the by-laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Excelergy, or attempting to change the composition or policies of the board of directors, even though such attempts might be beneficial to Excelergy or its stockholders.

   The charter and by-laws provide that, unless otherwise prescribed by law, only a majority of the board, the chairman of the board or our president may call a special meeting of stockholders. The charter and the by-laws also provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of proposals over the opposition of the board, except at an annual meeting.

   The by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken only if we are given proper advance notice of the action. The required notice procedure affords the board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals and, to the extent deemed appropriate by the board, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The by-laws do not give the board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our stockholders.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of the holders of at least 75% of the issued and outstanding shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of the by-laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that is outstanding at the time any amendments are submitted to stockholders.

 Effect of Delaware Anti-Takeover Statute

   We are subject to Section 203 of the General Corporation Law of Delaware which, subject to some exceptions, prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.

   Section 203 does not apply if:

  . prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

   The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

  . subject to some exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or which is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by the entity or person.

Limitation of Liability

   Our charter provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of the liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

   Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Stock Transfer Agent

   The transfer agent and registrar for the common stock is American Stock Transfer Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market after this offering could cause the market price of our common stock to decline. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, shares of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding    shares of
common stock. Of these shares, the     shares sold in the offering (and any
shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of ours as that term is defined in Rule 144 under the Securities Act. Affiliates generally include officers, directors and 10% stockholders. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

   The remaining     shares outstanding are "restricted securities" within the
meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of the shares for sale, could cause the market price of our common stock to decline.

   Our stockholders have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them (other than the shares they may purchase and sell on the open market) for a period of 180 days after the effective date of the registration statement filed pursuant to this offering. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until the agreements expire or are waived. Taking into account the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date, only the shares sold in the offering will be immediately available for sale in the public market;

  . beginning 180 days after the effective date, approximately     shares
    will be eligible for sale pursuant to Rules 701, 144 and 144(k), of which
    all but     shares are held by affiliates;

  . an additional    shares will be eligible for sale pursuant to Rule 701 at
    various times beginning 180 days after the effective date, of which all
    but     shares are held by affiliates; and

  . an additional    shares will be eligible for sale pursuant to Rule 144 on
       , 2000.

Rule 144

   Under Rule 144, beginning 180 days after the effective date of the registration statement of which this prospectus is a part, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, which includes the holding period of any prior owner other than an affiliate, would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the outstanding shares of our common stock then outstanding, which
    will equal approximately    shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Excelergy.

Rule 144(k)

   Under Rule 144(k), a person who was not an affiliate of Excelergy at any time during the 180 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, which includes the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

   In general, under Rule 701, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell these shares beginning 180 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

Registration Rights

   Upon completion of this offering, the holders of   shares of common stock or
securities convertible into common stock will be entitled to registration rights with respect to these shares under the Securities Act. When these shares are registered under the Securities Act, they will be freely tradable unless held by affiliates.

   The Second Amended and Restated Registration Rights Agreement dated as of February 16, 2000, provides that the parties thereto are entitled to certain rights with respect to the registration of their shares of common stock under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of another securityholder, these parties are entitled to notice of this registration and to include their shares in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in such registration, but in no event shall the number of registrable shares subject to these registration rights and included in the offering be reduced below 20% of the total number of shares of common stock included in such offering.

   Once we have qualified to use Form S-3 to register securities under the Securities Act, and after the expiration of 180 days after the effective date of this registration statement, the registration rights holders have the right to request that we file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would not be less than $1,000,000. There is no limitation on the number of registrations on Form S-3 which may be requested and obtained by the registration rights holders, except that not more than once in any twelve-month period, Excelergy's board of directors may suspend its registration obligations in the event of unforeseen circumstances.

   In general, we will bear all fees, costs and expenses of such registrations (other than underwriting discounts, fees and disbursements of counsel to the registration rightsholders. We have agreed to indemnify the registration rights holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any registrable shares of registration rights holders are sold under the Securities Act.

   These registration rights shall terminate for a registration rights holder at such time as the particular holder could sell all of the holder's shares under the terms of Rule 144(k) under the Securities Act.

Stock Options

   We intend to file a registration statement under the Securities Act as promptly as possible upon the completion of this offering to register shares of common stock to be issued pursuant to our employee benefit plans or upon exercise of non-plan options. As a result, any options or rights exercised under our 1998 stock plan after the effective date of the registration statement will be available for sale in the public market 180 days after the effective date of this offering upon the expiration of lock-up agreements. However, these shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701.

Lock-up Agreements

   We, our directors, executive officers and all of our stockholders have agreed, pursuant to the underwriting agreement and other agreements, not to sell any of our common stock without the prior consent of Deutsche Bank Securities Inc. until 180 days from the date of this prospectus, except that we may, without the consent of Deutsche Bank Securities Inc., grant options pursuant to our 1998 stock plan.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., FleetBoston Robertson Stephens Inc. and Dain Rauscher Incorporated, have severally agreed to purchase from Excelergy the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Deutsche Bank Securities Inc. .....................................
   FleetBoston Robertson Stephens Inc. ...............................
   Dain Rauscher Incorporated.........................................
                                                                         ----
     Total............................................................
                                                                         ====

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

   The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per
share under the public offering price. The underwriters may allow, and these
dealers may re-allow, a concession of not more than $    per share to other
dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option, exercisable no later than 30
days after the date of this prospectus, to purchase up to     additional shares
of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms
as those on which the    shares are being offered.

   The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be approximately % of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                        Total Fees
                                        -------------------------------------------
                                         Without Exercise of  With Full Exercise of
                          Fee Per Share Over-Allotment Option Over-Allotment Option
                          ------------- --------------------- ---------------------
Fees paid by Excelergy..       $                 $                     $

   In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $   .

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

   Each of our officers and directors and substantially all of our stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given any time without public notice. We have entered into a similar agreement with representatives of the underwriters, except that we may grant options and sell shares pursuant to our 1998 stock plan without their consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if they commence, may end any of these activities at any time.

   Excelergy has applied for listing on the Nasdaq National Market under the symbol "XCEL."

   At our request, the underwriters have reserved for sale, at the initial
public offering price, up to     shares for our vendors, employees, family
members of employees, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

Pricing of This Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

  . prevailing market conditions;

  . our results of operations in recent periods;

  . the present stage of our development;

  . the market capitalization and state of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  . estimates of our business potential.

   The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for Excelergy by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Choate, Hall & Stewart, Boston, Massachusetts. A fund affiliated with Testa, Hurwitz & Thibeault, LLP purchased 11,933 shares of Series C redeemable convertible preferred stock for an aggregate purchase price of $99,998.54. A partner of Testa, Hurwitz & Thibeault, LLP also purchased 2,983 shares of Series C redeemable convertible preferred stock for an aggregate purchase price of $24,997.54.

                                    EXPERTS

   The financial statements of Excelergy Corporation as of December 31, 1998 and 1999, and for the period from inception (February 8, 1998) to December 31, 1998 and for the year ended December 31, 1999, have been included herein in reliance upon the report of KPMG LLP independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

   The financial statements of Hillside Investment Associates, Inc. as of October 31, 1999 and for the ten months ended October 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                         CHANGE IN INDEPENDENT AUDITORS

   Effective September 25, 1999, KPMG LLP were engaged as our independent auditors and replaced PricewaterhouseCoopers LLP, who were dismissed as our independent auditors on September 24, 1999. The decision to change independent auditors was approved by our board of directors. During their engagement, PricewaterhouseCoopers LLP issued no audit report which was qualified or modified as to uncertainty, audit scope or accounting principles and no adverse opinions or disclaimers of opinion on any of our financial statements, and there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices and financial statement disclosure, or auditing scope or procedures. PricewaterhouseCoopers LLP has not audited or reported on any of the financial statements or information included in this prospectus. Prior to September 1999, we had not consulted with KPMG LLP on items which involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   Excelergy has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Excelergy and the common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by reference to such exhibit. Copies of the registration statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Excelergy, that make electronic filings with the Commission.

   Excelergy intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.

                             EXCELERGY CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Financial Statements of Excelergy Corporation
                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................   F-2
Balance Sheets as of December 31, 1998 and 1999 and Pro Forma December 31,
 1999 (unaudited).........................................................   F-3
Statements of Operations for the period from inception (February 8, 1998)
 to December 31, 1998 and for the year ended December 31, 1999............   F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity (Deficit) for the period from inception (February 8, 1998) to
 December 31, 1998 and for the year ended December 31, 1999...............   F-5
Statements of Cash Flows for the period from inception (February 8, 1998)
 to December 31, 1998 and for the year ended December 31, 1999............   F-6
Notes to Financial Statements.............................................   F-7
Financial Statements of Hillside Investment Associates, Inc.
Independent Auditors' Report..............................................  F-24
Balance Sheet as of October 31, 1998......................................  F-25
Statement of Income for the ten months ended October 31, 1998.............  F-26
Statement of Stockholders' Equity for the ten months ended October 31,
 1998.....................................................................  F-27
Statement of Cash Flows for the ten months ended October 31, 1998.........  F-28
Notes to Financial Statements.............................................  F-29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Excelergy Corporation:

   We have audited the accompanying balance sheets of Excelergy Corporation as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (February 8, 1998) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Excelergy Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (February 8, 1998) to December 31, 1998 and for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts
February 28, 2000, except for
note 14 which is as of March
9, 2000

                             EXCELERGY CORPORATION

                                 BALANCE SHEETS

                                             December 31,          Pro Forma
                                        ------------------------  December 31,
                                           1998         1999          1999
                                        ----------  ------------  ------------
                                                                  (unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents............. $   34,686  $ 18,835,183  $ 41,885,183
 Accounts receivable, net of allowance
  for doubtful accounts of $0 and
  $180,000 in 1998 and 1999,
  respectively.........................    752,984     1,052,829     1,052,829
 Prepaid expenses......................     22,145       341,629       341,629
                                        ----------  ------------  ------------
  Total current assets.................    809,815    20,229,641    43,279,641
Property and equipment, net............     70,354     1,490,413     1,490,413
Intangible assets, net.................  1,069,371     1,208,379     1,208,379
Other assets...........................        --         20,070        20,070
                                        ----------  ------------  ------------
  Total assets......................... $1,949,540  $ 22,948,503  $ 45,998,503
                                        ==========  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
 Current portion of long-term debt..... $      --   $    368,888  $    368,888
 Accounts payable......................    234,469     2,477,295     2,477,295
 Accrued expenses......................    378,163     2,256,973     2,256,973
 Due to related party..................    204,740           --            --
 Deferred revenue......................    440,000     3,062,616     3,062,616
                                        ----------  ------------  ------------
  Total current liabilities............  1,257,372     8,165,772     8,165,772
Long-term debt, net of current
 portion...............................        --      1,057,769     1,057,769
                                        ----------  ------------  ------------
  Total liabilities....................  1,257,372     9,223,541     9,223,541
                                        ----------  ------------  ------------
Series A redeemable convertible
 preferred stock, $.01 par value,
 1,302,000 shares authorized; 1,301,852
 shares issued and outstanding at
 December 31, 1999 and pro forma
 December 31, 1999; (aggregate
 liquidation preference of $7,030,000
 at December 31, 1999).................        --     10,766,577    10,766,577
Series B redeemable convertible
 preferred stock, $.01 par value,
 3,729,336 shares authorized, issued
 and outstanding at December 31, 1999
 and pro forma December 31, 1999
 (aggregate liquidation preference of
 $17,602,466 at December 31, 1999).....        --     17,780,168    17,780,168
Series C redeemable convertible
 preferred stock, $.01 par value,
 2,750,634 shares authorized, issued
 and outstanding at pro forma December
 31, 1999..............................        --            --     23,050,000
                                        ----------  ------------  ------------
                                               --     28,546,745    51,596,745
                                        ----------  ------------  ------------
Commitments and contingencies
Stockholders' equity (deficit):
 Common stock, $.01 par value;
  authorized 30,000,000 shares; issued
  5,255,996, 7,121,928 and 7,121,928
  shares and outstanding 5,255,996,
  6,881,928 and 6,881,928 shares at
  December 31, 1998 and 1999, and pro
  forma December 31, 1999,
  respectively.........................     52,560        71,219        71,219
 Additional paid-in capital............  1,622,439     3,000,088     3,000,088
 Stockholders' notes receivable........        --     (1,272,579)   (1,272,579)
 Deferred compensation.................   (120,542)   (3,027,457)   (3,027,457)
 Accumulated deficit...................   (862,289)  (12,993,054)  (12,993,054)
 Treasury stock (240,000 shares of
  common stock in 1999, at cost).......        --       (600,000)     (600,000)
                                        ----------  ------------  ------------
  Total stockholders' equity
   (deficit)...........................    692,168   (14,821,783)  (14,821,783)
                                        ----------  ------------  ------------
  Total liabilities and stockholders'
   equity (deficit).................... $1,949,540  $ 22,948,503  $ 45,998,503
                                        ==========  ============  ============

See accompanying notes to financial statements.

                             EXCELERGY CORPORATION

                            STATEMENTS OF OPERATIONS

                                            For the period
                                            from inception
                                          (February 8, 1998) For the year ended
                                           to December 31,      December 31,
                                                 1998               1999
                                          ------------------ ------------------
Revenue:
  License...............................      $      --         $  1,112,634
  Service...............................         981,553           3,044,116
                                              ----------        ------------
    Total revenue.......................         981,553           4,156,750
Cost of revenue.........................         543,346           1,379,578
                                              ----------        ------------
    Gross margin........................         438,207           2,777,172
                                              ----------        ------------
Operating expenses:
  Sales and marketing...................             --            4,198,920
  Research and development..............         653,138           7,252,265
  General and administrative............         341,960           2,861,927
  Amortization of intangible assets.....          62,629             533,371
  Stock-based compensation expense......         235,458             409,566
                                              ----------        ------------
    Total operating expenses............       1,293,185          15,256,049
                                              ----------        ------------
Loss from operations....................        (854,978)        (12,478,877)
Interest expense........................          (7,465)            (27,177)
Interest income.........................             154             375,289
                                              ----------        ------------
    Net loss............................        (862,289)        (12,130,765)
Accretion to preferred stock redemption
 value..................................             --           (3,976,000)
                                              ----------        ------------
Net loss attributable to common
 stockholders...........................      $ (862,289)       $(16,106,765)
                                              ==========        ============
Basic and diluted net loss per share....      $     (.20)       $      (2.76)
                                              ==========        ============
Weighted average shares of common stock
 outstanding used in computing basic and
 diluted net loss per share.............       4,237,302           5,830,005
                                              ==========        ============
Pro forma as adjusted basic and diluted
 net loss per share (unaudited)
 (note 2)...............................                        $      (1.07)
                                                                ============
Weighted average shares of common stock
 outstanding used in computing pro forma
 as adjusted basic and diluted net loss
 per share (unaudited) (note 2).........                          11,342,227
                                                                ============

See accompanying notes to financial statements.

                             EXCELERGY CORPORATION

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

                         Series A                Series B
                  Redeemable Convertible  Redeemable Convertible
                      Preferred Stock         Preferred Stock       Common Stock    Additional
                  ----------------------- ----------------------- -----------------  paid-in     Stockholders'     Deferred
                    Shares      Amount      Shares      Amount     Shares   Amount   capital    notes receivable compensation
                  ----------------------- ----------------------- --------- ------- ----------  ---------------- ------------
Issuance of
Class A common
stock...........         --           --         --           --  3,800,000 $38,000 $  (19,000)   $       --     $       --
Issuance of
Class B common
stock...........         --           --         --           --    213,332   2,133    157,866            --             --
Issuance of
Class A common
stock in
connection with
acquisition.....         --           --         --           --  1,200,000  12,000  1,128,000            --             --
Conversion of
Class B common
stock to Class A
common stock....         --           --         --           --     42,664     427       (427)           --             --
Compensation
charge related
to grant of
stock options...         --           --         --           --        --      --     356,000            --        (356,000)
Amortization of
deferred
compensation....         --           --         --           --        --      --         --             --         235,458
Net loss........         --           --         --           --        --      --         --             --             --
                  ---------- ------------ ---------- ------------ --------- ------- ----------    -----------    -----------
Balance at
December 31,
1998............         --           --         --           --  5,255,996  52,560  1,622,439            --        (120,542)
Issuance of
Series A
redeemable
convertible
preferred stock,
net of issuance
costs of
$38,423.........   1,301,852 $  6,991,577        --           --        --      --         --             --             --
Issuance of
Series B
redeemable
convertible
preferred stock,
net of issuance
costs of
$23,298.........         --           --   3,729,336 $ 17,579,168       --      --         --             --             --
Acquisition of
treasury stock..         --           --         --           --        --      --         --             --             --
Exercise of
stock options
through issuance
of notes
receivable and
cash............         --           --         --           --  1,865,932  18,659  1,364,789     (1,246,373)           --
Compensation
charge related
to grant of
stock options...         --           --         --           --        --      --   3,316,481            --      (3,316,481)
Amortization of
deferred
compensation....         --           --         --           --        --      --         --             --         409,566
Accrued interest
receivable on
stockholders'
notes
receivable......         --           --         --           --        --      --         --         (26,206)           --
Accretion to
Series A and B
redeemable
convertible
preferred stock
redemption
value...........         --     3,775,000        --       201,000       --      --  (3,976,000)           --             --
Issuance of
warrants........         --           --         --           --        --      --     672,379            --             --
Net loss........         --           --         --           --        --      --         --             --             --
                  ---------- ------------ ---------- ------------ --------- ------- ----------    -----------    -----------
Balance at
December 31,
1999............   1,301,852 $ 10,766,577  3,729,336 $ 17,780,168 7,121,928 $71,219 $3,000,088    $(1,272,579)   $(3,027,457)
                  ========== ============ ========== ============ ========= ======= ==========    ===========    ===========
                                                Total
                  Accumulated   Treasury    stockholders'
                    deficit       stock    equity (deficit)
                  ------------- ---------- ----------------
Issuance of
Class A common
stock...........  $        --   $     --     $     19,000
Issuance of
Class B common
stock...........           --         --          159,999
Issuance of
Class A common
stock in
connection with
acquisition.....           --         --        1,140,000
Conversion of
Class B common
stock to Class A
common stock....           --         --              --
Compensation
charge related
to grant of
stock options...           --         --              --
Amortization of
deferred
compensation....           --         --          235,458
Net loss........      (862,289)       --         (862,289)
                  ------------- ---------- ----------------
Balance at
December 31,
1998............      (862,289)       --          692,168
Issuance of
Series A
redeemable
convertible
preferred stock,
net of issuance
costs of
$38,423.........           --         --              --
Issuance of
Series B
redeemable
convertible
preferred stock,
net of issuance
costs of
$23,298.........           --         --              --
Acquisition of
treasury stock..           --    (600,000)       (600,000)
Exercise of
stock options
through issuance
of notes
receivable and
cash............           --         --          137,075
Compensation
charge related
to grant of
stock options...           --         --              --
Amortization of
deferred
compensation....           --         --          409,566
Accrued interest
receivable on
stockholders'
notes
receivable......           --         --          (26,206)
Accretion to
Series A and B
redeemable
convertible
preferred stock
redemption
value...........           --         --       (3,976,000)
Issuance of
warrants........           --         --          672,379
Net loss........   (12,130,765)       --      (12,130,765)
                  ------------- ---------- ----------------
Balance at
December 31,
1999............  $(12,993,054) $(600,000)   $(14,821,783)
                  ============= ========== ================

                See accompanying notes to financial statements.

                             EXCELERGY CORPORATION
                            STATEMENT OF CASH FLOWS

                                            For the period
                                            from Inception
                                          (February 8, 1998) For the Year Ended
                                           to December 31,      December 31,
                                                 1998               1999
                                          ------------------ ------------------
Cash flows from operating activities:
 Net loss................................    $  (862,289)       (12,130,765)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
   Depreciation and amortization.........         75,986            784,281
   Stock compensation expense............        235,458            409,566
   Accrued interest income on
    stockholders' notes receivable.......            --             (26,206)
   Changes in operating assets and
    liabilities:
    Accounts receivable, net.............       (752,984)          (299,845)
    Prepaid expenses.....................        (22,145)          (319,484)
    Accounts payable.....................        234,469          2,242,826
    Accrued expenses.....................        378,163          1,878,810
    Due to related party.................        204,740           (204,740)
    Deferred revenue.....................        440,000          2,622,616
                                             -----------        -----------
    Net cash used in operating
     activities..........................        (68,602)        (5,042,941)
                                             -----------        -----------
Cash flows from investing activities:
   Purchases of property and equipment,
    net..................................        (75,711)        (1,670,969)
   Increase in other assets..............            --             (20,070)
                                             -----------        -----------
    Net cash used in investing
     activities..........................        (75,711)        (1,691,039)
                                             -----------        -----------
Cash flows from financing activities:
   Proceeds from issuance of long-term
    debt.................................            --           1,426,657
   Proceeds from issuance of common
    stock................................        178,999            137,075
   Proceeds from issuance of Series A
    redeemable
   convertible redeemable preferred
    stock, net...........................            --           6,991,577
   Proceeds from issuance of Series B
    redeemable convertible preferred
    stock, net...........................            --          17,579,168
   Purchase of treasury stock............            --            (600,000)
                                             -----------        -----------
    Net cash provided by financing
     activities..........................        178,999         25,534,477
                                             -----------        -----------
Net increase in cash and cash
 equivalents.............................         34,686         18,800,497
Cash and cash equivalents, beginning of
 period..................................            --              34,686
                                             -----------        -----------
Cash and cash equivalents, end of
 period..................................    $    34,686         18,835,183
                                             ===========        ===========
Supplemental disclosure of cash flow
 information:
  Cash paid for income taxes.............    $       --              14,579
                                             ===========        ===========
  Cash paid for interest.................    $     7,465             27,000
                                             ===========        ===========
  Accretion to Series A and B redeemable
   convertible preferred stock redemption
   value.................................    $       --           3,976,000
                                             ===========        ===========
  Issuance of warrant for web site
   licence...............................    $       --             672,379
                                             ===========        ===========
  Issuance of stockholders' notes
   receivable............................    $       --           1,246,373
                                             ===========        ===========
  Acquisition of business:
   Fair value of assets acquired.........      1,140,000                --
   Fair value of liabilities assumed.....            --                 --
   Issuance of common stock..............     (1,140,000)               --
                                             -----------        -----------
    Net cash paid for acquisition........    $        --                --
                                             ===========        ===========

See accompanying notes to financial statements.

                             EXCELERGY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

(1) Nature of Business

   Excelergy Corporation (the "Company") was formed in February 1998 under the name of Customer Care Solutions, LLC. In July 1998, the Company converted to a C-Corporation by merging into a newly-formed Massachusetts corporation. In April 1999, the Company changed its name to Excelergy Corporation.

   The Company offers leading business-to-business transaction management, customer relationship management and e-commerce solutions for the deregulating retail energy industry. Leveraging its extensive industry expertise, the Company has designed an end-to-end suite of Internet-enabled solutions and services which allow retail energy companies to capitalize on opportunities arising from the convergence of energy market deregulation and the Internet.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets, the recoverability of long-term assets, capitalization of software costs, and the collectibility of accounts receivable and deferred tax assets.

 (b) Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market accounts, certificates of deposit, and commercial paper.

 (c) Property and Equipment

   Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets.

 (d) Impairment of Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No.121, "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999

 (e) Revenue Recognition

   The Company derives revenues from licenses of its software and related services which include assistance in implementation, configuration and integration, post-contract customer support, training and consulting.

   On contracts involving significant implementation or configuration essential to the functionality of the Company's product, license and service revenues are recognized using the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. The Company records revenue from these arrangements as license and service revenue, respectively, based upon the estimated fair value of each element. Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated.

   On contracts that do not involve significant implementation or configuration essential to the functionality of the Company's product, license fees are recognized when there is persuasive evidence of an arrangement for a fixed and determinable fee that is probable of collection and when delivery has occurred. For arrangements with multiple elements, the Company recognizes revenue for the delivered elements based upon the residual value as prescribed by Statement of Position No. 98-9, "Modification of SOP No. 97-2 with Respect to Certain Transactions."

   Other service revenues from consulting and training services are recognized as such services performed. Service revenues from post-contract customer support are recognized ratably over the support period, generally one year.

   The Company bills customers in accordance with contract terms. Amounts billed to customers in excess of revenues recognized are recorded as deferred revenue.

 (f) Research and Development Costs and Software Development Costs

   Research and development costs are expensed as incurred in accordance with SFAS No. 2, "Accounting for Research and Development Costs."

   Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established through the development of a working model. After establishing technological feasibility, additional development costs incurred through the date the product is available for general release would be capitalized and amortized over the estimated product life. No such costs have been capitalized to date.

 (g) Income Taxes

   The Company was originally established as a Massachusetts limited liability company ("LLC"). Effective July 21, 1998, the Company converted to a C-Corporation by merging into a newly-formed Massachusetts corporation. All losses and credit during the LLC period flowed through to the Company founders.

   Since its conversion to a C-Corporation, the Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999

existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Advertising Costs

   The Company expenses advertising costs as incurred. Advertising costs were approximately $29,000 and $767,000 for the period from inception (February 8, 1998) through December 31, 1998 and for the year ended December 31, 1999, respectively.

 (i) Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principle Board Opinion No.25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

 (j) Comprehensive Income (Loss)

   The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income (loss) be reported in the financial statements in the period in which they are recognized. For each period presented, the Company's comprehensive loss is equal to its net loss reported in the accompanying statements of operations.

 (k) Segment Reporting

   The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. In accordance with the provisions of SFAS No. 131, the Company has determined that it currently operates in only one segment, and as such, no additional disclosures are required.

 (l) Pro Forma Information (Unaudited)

   The unaudited pro forma balance sheet as of December 31, 1999 reflects the issuance of 2,750,634 shares of Series C redeemable convertible preferred stock for total consideration of approximately $23,050,000 in February 2000.

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


 (m) Earnings Per Share

   Earnings per share are computed on SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Potential common shares consist of the incremental number of common shares issuable upon conversion of redeemable convertible preferred stock (using the if-converted method) and common shares issuable upon the exercise of stock options (using the treasury stock method). The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. The pro forma as adjusted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion of all outstanding shares of Series A, B and C redeemable convertible preferred stock effective upon the closing of the Company's initial public offering.

   As the Company has been in a net loss position for all periods presented common stock equivalents of 30,002 and 6,770,086 for the years ended December 31, 1998 and 1999, respectively were excluded from the diluted net loss per share calculation as they would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

   The following table sets forth the computation of basic and diluted loss per share for the periods indicated.

                                                For the period
                                                from inception   For the year
                                              (February 8, 1998)    ended
                                               to December 31,   December 31,
                                                     1998            1999
                                              ------------------ ------------
Historical:
Basic and diluted loss per share:
Net loss.....................................     $ (862,289)     (12,130,765)
Less: Accretion of value of Series A and B
 redeemable convertible preferred stock......            --        (3,976,000)
                                                  ----------     ------------
Net loss available to common stockholders....     $ (862,289)     (16,106,765)
                                                  ==========     ============
Weighted average common shares outstanding...      4,237,302        5,830,005
                                                  ==========     ============
Basic and diluted net loss per share.........     $     (.20)           (2.76)
                                                  ==========     ============
Unaudited pro forma as adjusted:
Basic and diluted loss per share:
Net loss.....................................                    $(12,130,765)
Less: Accretion of value of Series A and B
    redeemable convertible preferred stock...                             --
                                                                 ------------
Net loss available to common stockholders....                    $(12,130,765)
                                                                 ============
Weighted average common shares outstanding...                      11,342,227
                                                                 ============
Basic and diluted net loss per share.........                    $      (1.07)
                                                                 ============

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


 (n) Fair Value of Financial Instruments

   The Company's financial statements, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, deferred revenue and borrowings are carried at cost, which approximates fair value because of either their short-term nature of conversion to cash or the corresponding variable interest rate attached to the instruments.

 (o) Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137 (issued in June 1999), which delays the adoption of SFAS 133 until that time. The Company expects that the adoption of SFAS 133 will not have a material impact on its financial position or its results of operations.

   In April 1998, the AcSEC issued Statement of Position 98-5, Reporting Costs of Start-Up Activities ("SOP 98-5"). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which the Company adopted in the first quarter of 1999, did not have any material impact on its financial position or results of operations.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. The standard, which the Company adopted in the first quarter of 1999, did not have a material impact on its financial position or its results of operations.

(3) Property and Equipment

   Property and equipment consists of the following at December 31:

                                                                      Estimated
                                                  1998      1999     useful life
                                                --------  ---------  -----------
     Computer equipment........................ $ 72,850  1,048,365    3 years
     Purchased software........................   10,861    639,128    3 years
     Furniture and fixtures....................      --      67,187    3 years
                                                --------  ---------
                                                  83,711  1,754,680
     Less: accumulated depreciation............  (13,357)  (264,267)
                                                --------  ---------
                                                $ 70,354  1,490,413
                                                ========  =========

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


   Depreciation of property and equipment was approximately $13,000 and $251,000 for the period of inception (February 8, 1998) to December 31, 1998 and for the year ended December 31, 1999, respectively.

(4) Intangible Assets

   Intangible assets consisted of the following at December 31:

                                                                       Estimated
                                                                        useful
                                                   1998       1999       life
                                                ----------  ---------  ---------
     Contract rights........................... $1,132,000  1,132,000    3 years
     Licensed technology.......................        --     672,379  1.5 years
                                                ----------  ---------
                                                 1,132,000  1,804,379
     Less: accumulated amortization............    (62,629)  (596,000)
                                                ----------  ---------
                                                $1,069,371  1,208,379
                                                ==========  =========

(5) Accrued Expenses

   Accrued expenses consisted of the following at December 31:

                                                                1998     1999
                                                              -------- ---------
     Accrued payroll and related costs....................... $155,000 1,042,882
     Accrued contractor expense..............................      --    374,949
     Accrued royalty.........................................  180,000   180,000
     Accrued professional fees...............................      --    176,000
     Accrued employee travel.................................      --    126,721
     Accrued other...........................................   43,163   356,421
                                                              -------- ---------
                                                              $378,163 2,256,973
                                                              ======== =========

(6) Borrowings

 Promissory Note

   On December 28, 1999, the Company entered into a promissory note with a bank. Permitted borrowings are up to $1,500,000, with outstanding principle due and payable on June 30, 2000. Interest is due and payable monthly at a rate of prime plus .5% (8.5% at December 31, 1999). Borrowings under the promissory note are secured by substantially all business assets of the Company. At December 31, 1999, the Company had no borrowings under this arrangement.

 Equipment Facility

   On December 28, 1999, the Company entered into a $2,500,000 equipment facility comprised of two tranches as follows:

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999

   Tranche A was for $1,500,000, which allows for the purchase of qualifying equipment up until September 29, 2000 or until the Company has fully drawn down against the line. Interest is payable monthly at prime plus .5% (8.50% at December 31, 1999). Beginning October 1, 2000, the Company will begin to repay the then outstanding principal balance, based on thirty-six equal monthly installments. At December 31, 1999, the outstanding balance was $426,657.

   Tranche B was for $1,000,000, of which $750,000 was used to repay another outstanding loan and the remaining $250,000 was used for the purchase of qualifying equipment. Interest is payable monthly at prime plus .75% (8.75% at December 31, 1999). Beginning January 1, 2000, the Company will begin to repay the outstanding principal balance, based on thirty-six equal monthly installments. At December 31, 1999, the outstanding balance was $1,000,000.

   On July 29, 1999, the Company entered into a Loan and Security Agreement (the "Loan Agreement") with a bank. The Loan Agreement provides the Company with an equipment line of up to $750,000. All advances under the Loan Agreement are secured by the acquired assets. Interest rates on advances are at prime plus .75% per annum. Under the Loan Agreement, payments of interest are due monthly and mature in April 2003. The Company was subject to a facility fee equal to one quarter of one percent of the unused equipment line. The Company was subject to maintaining certain financial covenants under the Loan Agreement. On December 28, 1999, the Company paid off the Loan Agreement through the use of the Tranche B equipment facility.

   Annual maturities of long-term debt as of December 31, 1999 are as follows:

              2000..................... $  368,888
              2001.....................    475,552
              2002.....................    475,552
              2003.....................    106,665
                                        ----------
                                        $1,426,657
                                        ==========

(7) Redeemable Convertible Preferred Stock

   The Company is authorized to issue up to 7,781,970 shares of preferred stock, of which (a) 1,302,000 shares are designated as Series A redeemable convertible preferred stock, (b) 3,729,336 shares are designated as Series B redeemable convertible preferred stock, and (c) 2,750,634 shares are designated as Series C redeemable convertible preferred stock. At December 31, 1999, 1,301,852 shares and 3,729,336 shares of Series A and B redeemable convertible preferred stock were issued and outstanding.

   On February 16, 2000, the Company issued 2,750,634 shares of Series C redeemable convertible preferred stock at $8.38 per share to investors for total consideration of approximately $23,050,000.

   The Series A, Series B and Series C have certain rights, preferences and restrictions with respect to dividends, conversion, liquidation, voting and redemption as follows:

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


 Dividends

   The holders of Series A, B and C are not entitled to receive separate dividends. The holders of the redeemable convertible preferred stock are entitled to receive dividends at the same rate as dividends that are paid to the common stockholders, on an as-converted basis. The Company may not declare, pay or set aside any dividend on the common stock without the approval of two-thirds of the preferred stockholders.

 Conversion

   Each share of Series A is convertible into four shares of common stock, adjusted for certain dilutive events, reflecting the 4 for 1 stock split approved by the Company's Board of Directors on March 22, 1999 (see note 8).

   Each share of Series B and C is convertible into one share of common stock, adjusted for certain dilutive events. For Series A, B and C, conversion is automatic upon the closing of a public offering of common stock for which the aggregate proceeds are at least $20,000,000 and the per share offering price is at least $9.44. As of December 31, 1999, the Series A and B redeemable convertible preferred stock would convert to 8,936,744 shares of common stock.

 Redemption

   The Series A, B and C preferred stockholders have a redemption right that requires the Company to redeem all of the outstanding redeemable convertible preferred stock for cash, in eight equal quarterly installments, any time after February 11, 2005, upon the approval of the holders of a majority interest of the then outstanding redeemable convertible preferred stock. The value of each share will be based on the sum of the greater of original purchase price per share or fair market value, as defined on the first redemption date, plus all accrued and unpaid dividends.

 Liquidation

   In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Series A, B and C preferred stockholders are entitled to a per share distribution in preference to the holders of common stock equal to the original issuance price, as adjusted, plus any accrued and unpaid dividends. The original purchase price per share of Series A, B and C was $5.40, $4.72 and $8.38, respectively. For purposes of liquidation, the Series A, B and C preferred stockholders rank pari passu.

   In addition, the Series A and B preferred stockholders are entitled to a further per share distribution, subject to certain limitations, equal to their common stock equivalent portion of the remaining assets of the Company. The consolidation, merger and sale of all or substantially all the assets or capital stock of the Company is treated as a liquidation, dissolution or winding-up of the Company.

 Voting

   The Series A, B and C redeemable convertible preferred stockholders are entitled to vote on all matters with the common stockholders as if they were one class of stock. The Series A, B and C

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999

redeemable convertible preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of the Series A, B and C redeemable convertible preferred stock is then convertible. For as long as at least 33% of the shares of redeemable convertible preferred stock originally issued remain outstanding, (i) the holders of the redeemable convertible preferred stock, voting together as a single class, are entitled to elect two directors of the Company and (ii) the holders of the Series C redeemable convertible preferred stock, voting separately as a class, are entitled to elect one director of the Company.

(8) Stockholders' Equity

 Capital Stock -- Authorized Shares

   On February 14, 2000, the Company's Board of Directors approved to, among other things, increase its authorized capital stock to 37,781,970 shares, of which 30,000,000 are for common stock and 7,781,970 are for preferred stock all of which has been reflected retroactively in the accompanying financial statements.

   The Company has reserved the following number of shares of common stock for the conversion of redeemable convertible preferred stock, and the issuance of warrants and stock options:

        Series A redeemable convertible preferred stock..............  5,208,000
        Series B redeemable convertible preferred stock..............  3,729,336
        Series C redeemable convertible preferred stock..............  2,750,634
        Warrants.....................................................    177,878
        Stock options................................................  3,360,000
                                                                      ----------
                                                                      15,225,848
                                                                      ==========

 Common Stock

   The Company has designated two classes of common stock, Class A and Class B. The preferences, voting power, qualifications, rights and privileges of shares of Class A common stock and shares of Class B common stock are identical, except that the shares of Class B common stock automatically convert into shares of Class A common stock on December 31, 1998, based on the conversion ratio as defined. At December 31, 1998, the 213,332 shares of Class B common stock were converted to 255,996 shares of Class A common stock. Effective March 1999, each share of previously authorized Class A and Class B common stock were changed into, and exchanged for, one share of common stock.

   Each common stockholder is entitled to one vote for each share of stock held. The common stock will vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the Company's stockholders.

 Treasury Stock

   In September 1999, the Company acquired 240,000 shares of common stock for $600,000 from its majority stockholders and officers.

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


 Stock Option Plan

   In 1998, the Company adopted the 1998 Stock Plan (the "1998 Plan"), which provides for the granting of incentive stock options to employees of the Company, and non-qualified stock options to employees, officers, directors and consultants of the Company. The number of stock options reserved for issuance under the 1998 Plan is 3,360,000 shares, as amended. The 1998 Plan is administered by the Board of Directors and the Compensation Committee.

   Under the terms of the plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock at the date of the grant. Under the terms of the plan, the exercise price of non-qualified stock options granted must not be less than the lesser of (i) the par value per share of common stock (ii) the book value per share of common stock as of the end of the fiscal year immediately preceding the date of such grant (iii) or 50% of the fair market value per share of common stock on the date of such grant.

   Generally, options expire on the date specified by the Board of Directors and the Compensation Committee but not later than (i) ten years from the date of grant for incentive stock options, (ii) ten years from the date of grant for non-qualified options, and (iii) five years from the date of grant in the case of incentive stock options granted to employees owning stock possessing more than 10% of the total combined voting power of all classes of stock. Under the 1998 Plan, stock options vest over a four-year period or immediately if so designated by the Board of Directors and the Compensation Committee. Each option outstanding may be exercised in whole or in part any time for up to the total number of shares with regard to which it is then exercisable.

   The vesting of options granted to the chief executive officer, any vice president and any other employee granted options for at least 80,000 shares of common stock under the 1998 stock plan, as amended (an "Executive"), may be accelerated and the Executive may borrow money from the Company to exercise the vested options pursuant to our Executive Loan Program. Loans under our Executive Loan Program, are full recourse, bearing interest at the minimum interest rate as of the date of the loan and may not be for an amount in excess of $450,000. Interest on these loans to Executives used to exercise vested options is due and payable annually on the 31st of December or, at the discretion of the board of directors, upon the maturity of the loan. Principal and any accrued but unpaid interest on the loans will be due and payable on the earlier of (i) the fifth anniversary date on the loans will be due and payable on the earlier of the fifth anniversary date of the loan, or 90 days after the Executive's employment with the Company is terminated. Shares of common stock acquired by Executives in this manner will be subject to stock repurchase and option amendment agreements.

   Shares of common stock subject to stock repurchase and option amendment agreements may be repurchased at our company's option if any of the following events occurs: termination of the Executive's employment by the company, voluntarily or involuntarily for any reason, prior to the time the option is fully vested; receivership, bankruptcy or other creditor's proceeding against the Executive or the taking of the shares of common stock from the Executive by legal process; distribution of the shares of common stock by the Executive to his or her spouse pursuant to a decree of dissolution, operation of divorce or property settlement agreement; and termination of the Executive's employment by the company for misconduct. Each year that the Executive remains in

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999

the employ of the company, a percentage of the shares of common stock subject to the stock repurchase and option amendment agreements are released from the company's right of repurchase. The repurchase price of the common stock subject to repurchase is fair market value, as defined, for vested shares and the exercise price for unvested shares.

   In addition, if an Executive desires to sell to a third party any of the shares of common stock subject to a stock repurchase and option amendment agreement, the company has the option to purchase all but not less than all of the shares of common stock on the same price and terms offered to the third party. This right of first refusal expires upon the filing of the company's registration statement under the Securities Act of 1933.

   A summary of stock option activity under the 1998 Plan since inception is summarized as follows:

                                               Years Ended December 31
                                         -------------------------------------
                                               1998              1999
                                         ---------------- --------------------
                                                 Weighted             Weighted
                                                 average              average
                                                 exercise             exercise
                                         Shares   price     Shares     price
                                         ------- -------- ----------  --------
   Outstanding at beginning of period...     --    $--       838,804    $.54
   Granted.............................. 838,804    .54    2,250,378     .85
   Exercised............................     --     --    (1,865,932)    .74
   Cancelled............................     --     --        (7,000)    .75
                                         -------   ----   ----------    ----
   Outstanding at end of period......... 838,804   $.54    1,216,250    $.81
                                         =======   ====   ==========    ====
   Options exercisable at end of
    period..............................  59,660             278,667
                                         =======          ==========
   Weighted average minimum value of
    options granted during the period...           $.12                 $.52
                                                   ====                 ====

                    Options                                      Options
                 outstanding at                              exercisable at
               December 31, 1999                            December 31, 1999
   ------------------------------------------------      -----------------------------
                                      Weighted                             Weighted
   Range of       Number of            average                             average
   exercise      outstanding          remaining            Number          exercise
    prices         shares          life (in years)       exercisable        price
   --------      -----------       ---------------       -----------       --------
      .05           200,000             8.25               200,000            .05
      .25            12,000             8.58                 4,000            .25
      .50             8,000             8.67                 8,000            .50
      .75           823,900             9.22                26,667            .75
     1.25            66,500             9.72                   --             --
     2.50           105,850             9.92                40,000           2.50
                  ---------                                -------
                  1,216,250                                278,667
                  =========                                =======

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


   Had the Company determined compensation cost based on the fair value at the grant date for its stock option grants under SFAS No. 123, utilizing the minimum value method, its net loss would have been changed to the pro forma amounts indicated below:

                                                For the period
                                                from inception   For the year
                                              (February 8, 1998)    ended
                                               to December 31,   December 31,
                                                     1998            1999
                                              ------------------ ------------
   Net loss:
     As reported.............................     $(862,289)     $(14,141,404)
     Pro forma...............................     $(917,476)     $(14,764,019)
   Net loss attributable to common
    stockholders:
     As reported.............................     $(862,289)     $(16,106,765)
     Pro forma...............................     $(917,476)     $(16,729,380)
   Basic and diluted net loss per share:
     As reported.............................         $(.20)           $(3.11)
     Pro forma...............................         $(.22)           $(3.21)

   Under SFAS No. 123, the minimum value of each option grant is estimated on the grant date using the following weighted-average assumptions:

                                                                   Year ended
                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
   Expected lives in years...................................... 3 years 3 years
   Risk free interest rates.....................................   5.48%   5.16%
   Dividend yield...............................................     --      --
   Volatility...................................................     50%     60%

   Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the other factors described in the table above and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of the pro forma effects of option grants on reported results for future years.

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


   In connection with the issuance of stock options granted to employees in 1998 and 1999, the Company recorded deferred compensation of $356,000 and $3,316,481, respectively, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes. At December 31, 1998 and 1999, the Company had deferred compensation of $120,542 and $3,027,457, respectively, which represents unamortized compensation costs that will be recognized over the remaining vesting period of the underlying stock options or repurchase options. If the Company allocated this expense to each operating expense category, the results would be as follows:

                                                  For the period from inception
                                                       (February 8, 1998)
                                                       to December 31, 1998
                                                  ------------------------------
                                                   As reported     As adjusted
                                                  --------------- --------------
Cost of revenue.................................. $       543,346        543,346
                                                  ===============  =============
Sales and marketing.............................. $           --             --
                                                  ===============  =============
Research and development......................... $       653,138        866,227
                                                  ===============  =============
General and administrative....................... $       341,960        364,329
                                                  ===============  =============

                                                       For the year ended
                                                        December 31, 1999
                                                  ------------------------------
                                                   As reported     As adjusted
                                                  --------------- --------------
Cost of revenue.................................. $     1,379,578      1,467,028
                                                  ===============  =============
Sales and marketing.............................. $     4,198,920      4,440,651
                                                  ===============  =============
Research and development......................... $     7,252,265      7,309,240
                                                  ===============  =============
General and administrative....................... $     2,861,927      2,885,337
                                                  ===============  =============

 Stockholders' notes receivable

   In connection with the exercise of common stock options issued under the 1998 Plan, the Company received full recourse notes receivable from eight members of management under the Executive Loan Program that total $1,246,373. The notes bear interest at a rate no less than the minimum interest rate, as defined as of the date of the loan (5.96% at December 31, 1999). Interest accrues annually and is due and payable on December 31 or, at the discretion of the board, upon the maturity of the loan. Accrued interest on the stockholders' notes receivable at December 31, 1999 was $26,206 and is included in the notes receivable balance in the accompanying balance sheets. Principal and unpaid accrued interest is due on the earlier of (i) the fifth anniversary of the date of the loan; or (ii) 90 days after the date the employment relationship is terminated, unless extended by approval of the board. Each loan granted under the Executive Loan Program is secured by collateral, which represents shares of the Company's common stock.

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


 Warrants

   In September 1999, the Company entered into a Web Site License and Asset Purchase Agreement (the "License and Asset Agreement") with Southern California Gas Company ("SCGC"). Under the License and Asset Agreement, the Company acquired a license to a certain SCGC web site with a right to purchase. In exchange, the Company issued to SCGC a warrant to purchase 177,878 shares with an exercise price of $.01 per share. The Company valued the warrant at approximately $672,000. The purchase of the website is subject to approval by the California Regulatory Board. The warrant expires on September 1, 2009.

   The License and Asset Agreement can be terminated as follows: (i) by SCGC at any time prior to receiving regulatory approval, (ii) by the Company if regulatory approval has not occurred by November 30, 1999, or (iii) automatically if regulatory approval is not obtained by March 1, 2001.

   If the License and Asset Agreement is terminated by the seller or automatically through the expiration of time, the common stock purchase warrant will terminate. In the event the License and Asset Agreement is terminated by the Company, the initial common stock purchase warrant will terminate and a new warrant will be issued to purchase 26,401 shares with an exercise price of $.01 per share. The Company is amortizing the value assigned to the license agreement over the 18-month period ended March 1, 2001.

 Stock Split

   On March 22, 1999, the Board of Directors approved a 4 for 1 stock split of the Company's common stock. All common stock and per share amounts, in prior periods, have been restated to reflected this stock split.

(9) Income Taxes

   The Company was originally established as a Massachusetts limited liability company ("LLC"). Effective July 21, 1998, the Company converted to a C-Corporation by merging into a newly-formed Massachusetts corporation. All losses and credits during the LLC period flowed through to the Company's founders.

   No provision for income taxes has been recorded for any period presented as the Company has incurred net operating losses for tax purposes.

   The following table reconciles the Federal statutory income tax rate to the Company's effective income tax (benefit) rate:

                                 For the period
                                 from inception   For the year
                               (February 8, 1998)    ended
                                to December 31,   December 31,
                                      1998            1999
                               ------------------ ------------
     Federal statutory income
      tax rate...............        (34.0%)         (34.0%)
     State taxes, net of
      Federal benefit........          --              --
     Research and development
      costs..................         (1.8)           (1.1)
     Change in valuation
      allowance..............         26.3            33.9
     Goodwill and other
      permanent differences..          9.5             1.2
                                     -----           -----
     Effective income tax
      rate...................          --              --
                                     =====           =====

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999


   Deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                            December 31,
                                                        ----------------------
                                                          1998        1999
                                                        ---------  -----------
     Deferred tax assets:
       Operating loss and other credit carryforwards... $  17,773    2,476,672
       Accrual to cash adjustment......................   111,749    2,578,257
       Deferred compensation amortization..............    94,819       67,641
       Other...........................................    44,237       37,854
                                                        ---------  -----------
         Total gross deferred tax assets...............   268,578    5,160,424
     Less: valuation allowance.........................  (268,578)  (5,160,424)
                                                        ---------  -----------
           Net deferred tax assets..................... $     --           --
                                                        =========  ===========

   The valuation allowance for deferred tax assets was $268,578 and $5,160,424 as of December 31, 1998 and 1999, respectively. The net change in the total valuation allowance for the period from inception (February 8, 1998) to December 31, 1998 and the year ended December 31, 1999 was an increase of $268,578 and $4,891,846, respectively. The valuation allowance has been established because, based on the limited operating history of the Company and other available evidence, the realization of the deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109.

   At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $5,657,000 which are available to offset future Federal taxable income, if any, through 2019. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company's net operating loss carryforwards and other tax attributes may be limited if a cumulative change in ownership of more than 50% occurs within a three year period. The Company has not determined whether there has been such a cumulative change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.

(10) Leases

   The Company leases its facilities and certain equipment under non-cancelable operating leases. In January 2000, the Company entered into a five-year lease for its primary facility located in Lexington, Massachusetts. The lease agreement includes an option to extend the lease for one additional five-year period. The operating leases expire on various dates through March 31, 2005. At December 31, 1999, the Company had an outstanding letter of credit of $82,659 related to a facility lease. Rent expense was approximately $45,000 and $278,000 for the period from inception (February 8, 1998) to December 31, 1998 and for the year ended December 31, 1999, respectively.

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999

   Future minimum lease payments under non-cancelable leases as of December 31, 1999, which includes the lease commitment signed in January 2000, are as follows:

     2000............................................................ $1,320,000
     2001............................................................  1,164,000
     2002............................................................  1,159,000
     2003............................................................  1,116,000
     2004............................................................  1,126,000
     Thereafter......................................................    281,000
                                                                      ----------
                                                                      $6,166,000
                                                                      ==========

(11) Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. To date, the Company has invested excess funds in money market accounts, certificates of deposit and commercial paper. The Company maintains its cash and cash equivalents with financial institutions that management believes are credit worthy. The Company's accounts receivable are derived from revenues earned from customers located in the United States and Canada. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral form its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable. At December 31, 1998, the Company had net accounts receivable due from two customers that represented 99% of the balance. At December 31, 1999, the Company had net accounts receivable due from four customers that represented 99% of the balance.

   The following table summarizes the revenues from customers, as a percentage of total revenues, in excess of 10% of total revenues:

                                                   For the period
                                                   from inception   For the year
                                                 (February 8, 1998)    ended
                                                  to December 31,   December 31,
                                                        1998            1999
                                                 ------------------ ------------
     Customer A.................................         80%             50%
     Customer B.................................        --               25%
     Customer C.................................        --               16%


(12) Acquisition

   During 1998, the Company acquired certain assets of Hillside Investment Associates, Inc. ("Hillside") for $1,140,000 of the Company's common stock. Hillside provided technical consulting services for companies in the utilities industry. The Company has been assigned all relevant contracts previously performed by Hillside prior to the acquisition. The acquisition was accounted for by the purchase method, and accordingly, the purchase price has been allocated to the identifiable tangible and intangible assets based on estimated fair market values of those assets. The acquisition was effective November 1, 1998, and all activity for Hillside from the effective date has been included in the Company's financial statements. Hillside's owner is a shareholder and officer of the Company.

                             EXCELERGY CORPORATION

                           December 31, 1998 and 1999

   The following unaudited pro forma financial information presents the combined results of operations of the Company and Hillside as if the acquisition had occurred as of January 1, 1998, after giving effect to certain adjustments, including amortization of contract rights and elimination of intercompany transactions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Hillside constituted a single entity during 1998.

                                                                  Year ended
                                                               December 31, 1998
                                                                 (unaudited)
                                                               -----------------
       Net revenues...........................................    $ 1,646,205
                                                                  ===========
       Net loss...............................................    $(1,022,313)
                                                                  ===========
       Loss per share.........................................    $      (.20)
                                                                  ===========

   During 1998, the Company paid Hillside $269,022 for contracted services. At December 31, 1998, the Company owed Hillside $204,740.

(13) Employee Benefit Plan

   Effective January 1, 1999, the Company adopted an employee benefit plan (the "401k Plan") under Section 401k of the Internal Revenue Code. The 401k Plan allows employees to make pretax contributions up to the maximum allowable amount set by the Internal Revenue Service. Under the 401k Plan, the Company may match a portion of the employee contribution up to a defined maximum. The Company made no contributions to the 401k Plan for the year ended December 31, 1999.

(14) Subsequent Events

 Initial Public Offering

   On March 9, 2000, the Board of Directors and stockholders of the Company authorized the Company's management to file a registration statement for an initial public offering of the Company's common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Hillside Investment Associates, Inc.:

   We have audited the accompanying balance sheet of Hillside Investment Associates, Inc. as of October 31, 1998, and the related statements of income, stockholders' equity and cash flows for the ten months ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hillside Investment Associates, Inc. as of October 31, 1998, and the results of its operations and its cash flows for the ten months ended October 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts
March 6, 2000

                      HILLSIDE INVESTMENT ASSOCIATES, INC.

                                 BALANCE SHEET

                                October 31, 1998

                                ASSETS
Current assets:
  Cash................................................................ $134,259
  Accounts receivable.................................................  224,494
  Due from related party..............................................  191,228
  Prepaid expenses....................................................    1,710
                                                                       --------
    Total current assets..............................................  551,691
Equipment, net........................................................    5,149
Other assets..........................................................    1,600
                                                                       --------
    Total assets...................................................... $558,440
                                                                       ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................... $ 78,300
  Accrued expenses....................................................  200,985
  Due to stockholder..................................................   15,000
                                                                       --------
    Total current liabilities.........................................  294,285
                                                                       --------
Commitments
Stockholders' equity:
  Common stock, no par value; authorized 200,000 shares; 1,000 shares
   issued and outstanding.............................................    1,000
  Retained earnings...................................................  263,155
                                                                       --------
    Total stockholders' equity........................................  264,155
                                                                       --------
    Total liabilities and stockholders' equity........................ $558,440
                                                                       ========

See accompanying notes to financial statements.

                      HILLSIDE INVESTMENT ASSOCIATES, INC.

                              STATEMENT OF INCOME

                   For the ten months ended October 31, 1998

Revenues............................................................ $933,674
                                                                     --------
Operating expenses:
  Contracted labor..................................................  355,315
  Salary-stockholders...............................................  118,540
  Professional fees.................................................   70,870
  Other general and administrative..................................  249,734
                                                                     --------
    Total operating expenses........................................  794,459
                                                                     --------
    Income from operations..........................................  139,215
Interest expense....................................................      (63)
Interest income.....................................................   15,528
                                                                     --------
    Net income...................................................... $154,680
                                                                     ========
Basic and diluted net income per share.............................. $ 154.68
                                                                     ========
Weighted average shares of common stock outstanding used in
 computing basic and diluted net income per share...................    1,000
                                                                     ========

See accompanying notes to financial statements.

                      HILLSIDE INVESTMENT ASSOCIATES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                   For the ten months ended October 31, 1998

                                            Common Stock               Total
                                            ------------- Retained stockholders'
                                            Shares Amount earnings    equity
                                            ------ ------ -------- -------------
Balance at January 1, 1998................. 1,000  $1,000 $108,475   $109,475
Net income.................................   --      --   154,680    154,680
                                            -----  ------ --------   --------
Balance at October 31, 1998................ 1,000  $1,000 $263,155   $264,155
                                            =====  ====== ========   ========

See accompanying notes to financial statements.

                      HILLSIDE INVESTMENT ASSOCIATES, INC.

                            STATEMENT OF CASH FLOWS

                   For the ten months ended October 31, 1998

Cash flows from operating activities:
 Net income......................................................... $ 154,680
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation expense..............................................     2,575
  Changes in operating assets and liabilities:
   Accounts receivable..............................................  (113,299)
   Due from related party...........................................  (191,228)
   Prepaid expenses.................................................      (110)
   Accounts payable.................................................    78,300
   Accrued expenses.................................................   180,705
                                                                     ---------
    Net cash provided by operating activities.......................   111,623
                                                                     ---------
Cash flows from investing activity:
 Purchases of equipment.............................................    (7,724)
                                                                     ---------
    Net cash used in investing activity.............................    (7,724)
                                                                     ---------
Cash flows from financing activity:
 Increase is due to stockholder.....................................    15,000
                                                                     ---------
    Net cash provided by financing activity.........................    15,000
                                                                     ---------
Net increase in cash................................................   118,899
Cash at beginning of period.........................................    15,360
                                                                     ---------
Cash at end of period............................................... $ 134,259
                                                                     =========
Supplemental disclosure of cash flow information:
 Cash paid for interest............................................. $      63
                                                                     =========

See accompanying notes to financial statements.

                      HILLSIDE INVESTMENT ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

(1) Nature of Business and Basis of Presentation

   Hillside Investment Associates, Inc. (the "Company") provides management and other consulting services primarily to clients in the public utility industry. Services are primarily rendered by contracted consultants engaged by the Company for their specific industry expertise.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 (b) Equipment

   Equipment is stated at cost. Depreciation on equipment is computed using the straight-line method over the estimated useful lives of the assets (3 years).

 (c) Impairment of Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No.121, "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (d) Revenue Recognition

   The Company derives revenue from providing consulting services to clients in the utility industry. Revenues, based on time and material contracts are recognized as the services are performed.

 (e) Income Taxes

   The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, therefor the Company's income is allocated to the individual shareholders based on their proportionate share of ownership.

 (f) Comprehensive Income

   The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For the period presented, the Company's comprehensive income is equal to its net income reported in the accompanying statement of income.

                      HILLSIDE INVESTMENT ASSOCIATES, INC.

                                OCTOBER 31, 1998


 (g) Net Income Per Share

   Net income per share is computed based on the provisions of SFAS No. 128, "Earnings per Share". This statement requires the presentation of basic and diluted net income per share for all periods presented. Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period.

(3) Equipment

   Equipment consists of the following at October 31, 1998:

   Computer equipment................................................. $  7,724
   Less: accumulated depreciation.....................................   (2,575)
                                                                       --------
                                                                       $  5,149
                                                                       ========

(4) Accrued Expenses

   Accrued expenses consisted of the following at October 31, 1998:

   Accrued payroll.................................................... $118,500
   Accrued contract labor and expenses................................   44,502
   Accrued professional fees..........................................   37,983
                                                                       --------
                                                                       $200,985
                                                                       ========

(5) Leases

   The Company leases its facilities under non-cancelable operating leases which expires on April 30, 1999. The Company maintains a tenant-at-will lease for one of the offices with a trust, the beneficiary of which is a majority shareholder and officer of the Company. Rent expense was approximately $16,660 for the ten months ended October 31, 1998. Future minimum lease payments, to be incurred over the next few months, under non-cancelable leases as of October 31, 1998 were $6,840.

(6) Financial Instruments and Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company deposits cash with financial institutions that management believes are credit worthy. The Company's accounts receivable are derived from revenues earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers and does not require collateral on its accounts receivable.

   The Company's financial statements, including cash, accounts receivable, due from related party, prepaid expenses, accounts payable, accrued expenses and due to stockholder are carried at cost, which approximates fair value because of their short-term nature of conversion to cash.

                      HILLSIDE INVESTMENT ASSOCIATES, INC.

                                OCTOBER 31, 1998


   The following table summarizes the revenues from customers, as a percentage of total revenues, in excess of 10% of total revenues:

                                                                     Ten months
                                                                        ended
                                                                     October 31,
                                                                        1998
                                                                     -----------
   Company A........................................................      55%
   Company B........................................................      29%

   At October 31, 1998, Companies A and B accounted for 47% and 46%, respectively, of accounts receivable. The Company's majority shareholder is also a shareholder and officer of Company B.

(7) Related Party Transactions

   During 1998, the Company engaged in transactions with a related entity in which the Company's majority shareholder is also a shareholder and officer. For the ten months ended October 31, 1998, revenues recorded on contracted services with the related entity were $269,022. At October 31, 1998, the Company is owed a total of $191,228 from the related entity.

(8) Sale of Company

   Effective November 1, 1998, certain assets of the Company, including contract rights and equipment, were sold to Excelergy Corporation ("Excelergy") in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of 1,200,000 shares of Excelergy common stock.

The inside back cover is divided into the upper and lower halves of the page by the heading "Communications Between Energy Participants" at the top of the page and the heading "Energy Communications Post-Deregulation" in the middle of the page. Below the title at the top of the page, there is a large rectangle divided diagonally from lower left to upper right into two triangles. The upper left triangle is green and is labeled "Pre-Deregulation." Within the triangle are two blue cylinders: one labeled "End-user" and one labeled "Distribution Company." A yellow bar connects these two cylinders. The lower right triangle is labeled "Post-Deregulation." Within this triangle there are three cylinders connected by yellow bars, which form a triangle. The upper cylinder is labeled "End-user." The cylinder on the lower right is labeled "Energy Marketer," and the cylinder on the lower left is labeled "Distribution Company."

Coming out of the yellow bar which connects the cylinders labeled "Distribution Company" and "Energy Marketer," there is a large yellow arrow angled towards the images on the bottom half of the page under which reads "As a result of deregulation, a complex set of transactions must be communicated and coordinated among many business partners. Our Internet-based e-hub is designed to simplify and lower the cost of these inherently complex business-to-business transactions." The lower half of the page, below the heading "Energy Communications Post-Deregulation" is divided from top to bottom. On the left hand there is the word "Complex." Beneath this there are two columns of four cylinders each. The four cylinders in the far left-hand column are labeled "Distribution Companies" and the four cylinders in the right hand column are labeled "Energy Marketers." There are yellow lines that connect each of the four cylinders on the left with the four cylinders on the right. To the right of the "Complex" image on the left there is a yellow arrow pointing to the image on the right. On the right hand there is the word "Simplified." Beneath this there are also two columns of cylinders, four along the left-hand side of the section with a label at the bottom that reads "Distribution Companies" and four along the right-hand side of the page with a label at the bottom that reads "Energy Marketers." Between the two columns of cylinders there is a yellow sphere that is labeled "Excelergy." Each of the cylinders in both columns is connected to the yellow sphere with yellow lines.]

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

Risk Factors.............................................................   5

Special Note Regarding Forward-Looking Statements and Industry Data......  18

Use of Proceeds..........................................................  19

Dividend Policy..........................................................  19

Capitalization...........................................................  20

Dilution.................................................................  21

Selected Financial Data..................................................  23

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24

Business.................................................................  31

Management...............................................................  47

Related Party Transactions...............................................  54

Principal Stockholders...................................................  57

Description of Capital Stock.............................................  59

Shares Eligible For Future Sale..........................................  63

Underwriting.............................................................  66

Legal Matters............................................................  68

Experts..................................................................  68

Change in Independent Auditors...........................................  68

Where You Can Find More Information......................................  69

Index To Financial Statements............................................ F-1

Until       , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[LOGO OF EXCELERGY APPEARS HERE]

     Shares

Common Stock


Deutsche Banc Alex. Brown

Robertson Stephens

Dain Rauscher Wessels


Prospectus

         , 2000

--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

   SEC registration fee................................................ $22,770
   NASD filing fee.....................................................   9,125
   Nasdaq National Market listing fee..................................  17,500
   Printing and engraving expenses.....................................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Blue Sky fees and expenses (including legal fees)...................    *
   Transfer agent and registrar fees and expenses......................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
*  To be filed by amendment

Item 14. Indemnification of Directors and Officers.

   The Delaware General Corporation Law and the company's charter and by-laws provide for indemnification of the company's directors and officers for liabilities and expenses that they may incur in their capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the company's charter and by-laws filed as Exhibits 3.2 and 3.4 hereto, respectively.

   The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

   In addition, the company has an existing directors and officers liability insurance policy.

Item 15. Recent Sales of Unregistered Securities.

   In the three fiscal years preceding the filing of this registration statement, the company has issued the following securities that were not registered under the Securities Act:

     (a) Issuances of Capital Stock.

   The following sets forth information with respect to securities sold or issued which were not registered under the Securities Act of 1933. No underwriters were involved in the following sales of securities. These sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

   1. On January 19, 1999 and March 5, 1999, we closed the sale of an aggregate of 1,301,852 shares of Series A preferred stock, par value $.01 per share, at a purchase price of $5.40 per share, or an aggregate purchase price of $7,030,000.80, to raise capital to finance our operations. The Series A
preferred stock are convertible into an aggregate of     shares of common
stock.

   2. On October 15, 1999 and November 14, 1999, we closed the sale of an aggregate of 3,729,336 shares of Series B preferred stock, par value $.01 per share, at a purchase price of $4.72 per share, or an aggregate purchase price of $17,602,465.92, to raise capital to finance our operations. The Series B
preferred stock are convertible into an aggregate of     shares of common
stock.

   3. On February 16, 2000, we closed the sale of an aggregate of 2,750,634 shares of Series C preferred stock, par value $.01 per share, at a purchase price of $8.38 per share, or an aggregate purchase price of $23,050,312.92, to raise capital to finance our operations. The Series C preferred stock are
convertible into an aggregate of     shares of common stock.

   4. On September 1, 1999, we closed the private placement of a warrant to
purchase         shares of common stock for an aggregate consideration of
$         and our acquisition of a license for a web site and related assets from Southern California Gas Company. In connection with its acquisition of the warrant, Southern California Gas Company also acquired registration rights with respect to the shares of common stock underlying its warrant.

     (b) Grants and Exercises of Stock Options

   5. The Company's 1998 stock plan was adopted by the board of directors and
shareholders on    , 1998 and amended by the board of directors as of February
16, 2000. At various times since    , 1998, we issued     options for shares of
common stock to employees at purchase prices of between $0.05 per share and
$    per share, and     options for shares of common stock to directors,
consultants and advisors at purchase prices of between $    per share and $
per share pursuant to our 1998 stock plan, as amended.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits:

 Exhibit
   No.                                   Exhibit
 -------                                 -------
  1.1*   Form of Underwriting Agreement

  3.1*   Amended and Restated Certificate of Incorporation of Excelergy

  3.2*   Form of Certificate of Amendment to the Amended and Restated
         Certificate of Incorporation of Excelergy

  3.3*   By-laws of Excelergy

  3.4*   Form of Amended and Restated By-laws of Excelergy

  4.1*   Specimen Certificate for shares of Excelergy's Common Stock

  5.1*   Legal Opinion of Testa, Hurwitz & Thibeault, LLP

 10.1*+  1998 Stock Plan

 10.2*+  1999 Executive Loan Program

 10.3*+  2000 Employee Stock Purchase Plan

 10.4*   Second Amended and Restated Registration Rights Agreement, dated as of
         February 16, 2000

 Exhibit
   No.   Exhibit
 ------- -------
 10.5*   Series C Convertible Preferred Stock Purchase Agreement, dated as of
         February 16, 2000

 10.6* Consent Agreement, dated as of May 27, 1999, by and among Excelergy as subtenant, Kimberly Home Health Care, Inc. as tenant and Trustees of
         Three Cambridge Center Trust as landlord

 10.7*   Lease, dated as of January 4, 2000, with Edward H. Linde, trustee of
         191 Spring Street Trust

 10.8*   Fleet National Bank $1,500,000 Revolving Credit Facility and
         $2,500,000 Aggregate Principal Amount Term Loan, dated as of December
         28, 1999

 16.1    Consent of PricewaterhouseCoopers LLP

 23.1    Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.1)

 23.2    Consent of KPMG LLP

 23.3    Consent of KPMG LLP

 24.1    Power of Attorney (contained on page II-5)

 27.1    Financial Data Schedule

--------
  *  To be filed by amendment.
  + Indicates a management contract or any compensatory plan, contract or arrangement.

   (b) Financial Statement Schedules Valuation and Qualifying Accounts.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on March 10, 2000.

                                          EXCELERGY CORPORATION

                                                    /s/ Cary G. Bullock
                                          By: _________________________________
                                                      Cary G. Bullock
                                                 President, Chief Executive
                                             Officer and Chairman of the Board
                                                        of Directors

                        POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers and directors of Excelergy Corporation hereby severally constitute and appoint Cary G. Bullock, Daniel N. Pullman and Robert
E. Kinney, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable Excelergy Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

         /s/ Cary G. Bullock           President, Chief Executive   March 10, 2000
______________________________________  Officer and Chairman of
           Cary G. Bullock              the Board of Directors
                                        (Principal Executive
                                        Officer)

         /s/ Robert E. Kinney          Chief Financial Officer      March 10, 2000
______________________________________  and Vice President,
           Robert E. Kinney             Finance (Principal
                                        Financial and Accounting
                                        Officer)

          /s/ Kevin Monagle            Executive Vice President     March 10, 2000
______________________________________  and Director
            Kevin Monagle

         /s/ Robert E. Davoli          Director                     March 10, 2000
______________________________________
           Robert E. Davoli

        /s/ Mark P. Gorenberg          Director                     March 10, 2000
______________________________________
          Mark P. Gorenberg

                                       Director                     March 10, 2000
______________________________________
           R. David Tabors

                                 EXHIBIT INDEX

 Exhibit
   No.   Exhibit
 ------- -------
  1.1*   Form of Underwriting Agreement

  3.1*   Amended and Restated Certificate of Incorporation of Excelergy

  3.2*   Form of Certificate of Amendment to the Amended and Restated
         Certificate of Incorporation of Excelergy

  3.3*   By-laws of Excelergy

  3.4*   Form of Amended and Restated By-laws of Excelergy

  4.1*   Specimen Certificate for shares of Excelergy's Common Stock

  5.1*   Legal Opinion of Testa, Hurwitz & Thibeault, LLP

 10.1*+  1998 Stock Plan

 10.2*+  1999 Executive Loan Program

 10.3*+  2000 Employee Stock Purchase Plan

 10.4*   Second Amended and Restated Registration Rights Agreement, dated as of
         February 16, 2000

 10.5*   Series C Convertible Preferred Stock Purchase Agreement, dated as of
         February 16, 2000
 10.6* Consent Agreement, dated as of May 27, 1999, by and among Excelergy as subtenant, Kimberly Home Health Care, Inc. as tenant and Trustees of
         Three Cambridge Center Trust as landlord

 10.7*   Lease, dated as of January 4, 2000, with Edward H. Linde, trustee of
         191 Spring Street Trust

 10.8*   Fleet National Bank, $1,500,000 Revolving Credit Facility and
         $2,500,000 Aggregate Principal Amount Term Loan, dated as of December
         28, 1999

 16.1    Consent of PricewaterhouseCoopers LLP

 23.1    Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.1)

 23.2    Consent of KPMG LLP

 23.3    Consent of KPMG LLP

 24.1*   Power of Attorney (contained on page II-5)

 27.1    Financial Data Schedule

--------
  *  To be filed by amendment.
  + Indicates a management contract or any compensatory plan, contract or arrangement.